Exhibit 10.6

EXECUTION COPY

$1,000,000,000 AMENDED AND RESTATED REVOLVING LOAN FACILITY
CREDIT AGREEMENT

by and among

THE MACERICH PARTNERSHIP, L.P.,

as the Borrower

THE MACERICH COMPANY,
MACERICH WRLP CORP.,
MACERICH WRLP LLC,
MACERICH WRLP II CORP.,
MACERICH WRLP II LP,
MACERICH TWC II CORP.,
MACERICH TWC II LLC,

MACERICH WALLEYE LLC,

IMI WALLEYE LLC,
and

WALLEYE RETAIL INVESTMENTS LLC,

as Guarantors

DEUTSCHE BANK TRUST COMPANY AMERICAS,
JPMORGAN CHASE BANK,

and

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as the Administrative Agent for the Lenders and
as the Collateral Agent for the Benefited Creditors

DEUTSCHE BANK SECURITIES INC.
and
J.P. MORGAN SECURITIES INC.,
as the Joint Lead Arrangers and Joint Bookrunning Managers

JPMORGAN CHASE BANK
as the Syndication Agent

COMMERZBANK AG, NEW YORK,

EUROHYPO AG, NEW YORK BRANCH
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Co-Documentation Agents

KEY BANK, NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION

as the Senior Managing Agents

Amended and Restated as of April 25, 2005

TABLE OF CONTENTS

ARTICLE 1.	The Credits.

1.1.	The Commitments
1.2.	Loans and Borrowings
1.3.	Requests for Borrowings
1.4.	Letters of Credit
1.5.	Funding of Borrowings
1.6.	Interest Elections
1.7.	Termination; Reduction and Extension of the Commitments
1.8.	Manner of Payment of Loans; Evidence of Debt
1.9.	Optional Prepayment of Loans
1.10.	Interest
1.11.	Presumptions of Payment

ARTICLE 2.	General Provisions Regarding Payments

2.1.	Payments by the Borrower
2.2.	Pro Rata Treatment
2.3.	RESERVED
2.4.	Inability to Determine Rates
2.5.	Illegality
2.6.	Funding
2.7.	Increased Costs
2.8.	Obligation of Lenders to Mitigate; Replacement of Lenders
2.9.	Funding Indemnification
2.10.	Taxes
2.11.	Fees
2.12.	Default Interest
2.13.	Computation
2.14.	Application of Insufficient Payments
2.15.	Release of Borrowers under Existing Credit Agreement

ARTICLE 3.	[RESERVED]

ARTICLE 4.	Credit Support

4.1.	REIT Guaranty
4.2.	Guaranties
4.3.	Pledge Agreements

ARTICLE 5.	Conditions Precedent

5.1.	Conditions to Amendment and Restatement
5.2.	Each Credit Event

i

ARTICLE 6.	Representations and Warranties

6.1.	Financial Condition
6.2.	No Material Adverse Effect
6.3.	Compliance with Laws and Agreements
6.4.	Organization, Powers; Authorization; Enforceability
6.5.	No Conflict
6.6.	No Material Litigation
6.7.	Taxes
6.8.	Investment Company Act
6.9.	Subsidiary Entities
6.10.	Federal Reserve Board Regulations
6.11.	ERISA Compliance
6.12.	Assets and Liens
6.13.	Securities Acts
6.14.	Consents, Etc.
6.15.	Hazardous Materials
6.16.	Regulated Entities
6.17.	Copyrights, Patents, Trademarks and Licenses, etc.
6.18.	REIT Status
6.19.	Insurance
6.20.	Full Disclosure
6.21.	Indebtedness
6.22.	Real Property
6.23.	Brokers
6.24.	No Default
6.25.	Solvency

ARTICLE 7.	Affirmative Covenants

7.1.	Financial Statements
7.2.	Certificates; Reports; Other Information
7.3.	Maintenance of Existence and Properties
7.4.	Inspection of Property; Books and Records; Discussions
7.5.	Notices
7.6.	Expenses
7.7.	Payment of Indemnified Taxes and Other Taxes and Charges
7.8.	Insurance
7.9.	Hazardous Materials
7.10.	Compliance with Laws and Contractual Obligations; Payment of Taxes
7.11.	Further Assurances
7.12.	Single Purpose Entities
7.13.	REIT Status
7.14.	Use of Proceeds
7.15.	Management of Projects

ARTICLE 8.	Negative Covenants

8.1.	Liens
8.2.	Indebtedness
8.3.	Fundamental Change
8.4.	Dispositions
8.5.	Investments
8.6.	Transactions with Partners and Affiliates
8.7.	Margin Regulations; Securities Laws
8.8.	Organizational Documents
8.9.	Fiscal Year
8.10.	Senior Management
8.11.	Distributions
8.12.	Financial Covenants of Borrower Parties

ARTICLE 9.	Events of Default

ARTICLE 10.	The Agents

10.1.	Appointment
10.2.	Delegation of Duties
10.3.	Exculpatory Provisions
10.4.	Reliance by the Agents
10.5.	Notice of Default
10.6.	Non-Reliance on Agents and Other Lenders
10.7.	Indemnification
10.8.	Agents in Their Individual Capacity
10.9.	Successor Administrative Agent
10.10.	Successor Collateral Agent
10.11	Limitations on Agents Liability

ARTICLE 11.	Miscellaneous Provisions

11.1.	No Assignment by the Borrower
11.2.	Modification
11.3.	Cumulative Rights; No Waiver
11.4.	Entire Agreement
11.5.	Survival
11.6.	Notices
11.7.	Governing Law
11.8.	Assignments, Participations, Etc.
11.9.	Counterparts
11.10.	Sharing of Payments
11.11.	Confidentiality
11.12.	Consent to Jurisdiction
11.13.	Waiver of Jury Trial
11.14.	Indemnity

11.15.	Telephonic Instruction
11.16.	Marshalling; Payments Set Aside
11.17.	Set-off
11.18.	Severability
11.19.	No Third Parties Benefited
11.20.	Time
11.21.	Effectiveness of Agreement

SCHEDULE OF ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES:

Annex 1	Glossary

SCHEDULES:

Schedule 5.1(2)	Additional Closing Conditions
Schedule 6.6	Material Litigation
Schedule 6.9	Subsidiary Entities
Schedule 6.11	ERISA
Schedule 6.14	Consents
Schedule 6.15	Hazardous Materials
Schedule 6.19	Insurance
Schedule 6.21	Indebtedness
Schedule 6.22	Schedule of Properties
Schedule 7.15	Wholly-Owned Projects with Non-Standard Management Agreement
Schedule 8.1	Additional Permitted Liens
Schedule 8.6	Transactions with Affiliates
Schedule 11.6	Addresses for Notices, Etc.
Schedule G-1	Initial Commitments
Schedule G-2	Description of Guaranties

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Rate Request
Exhibit D	Form of Guaranty
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H-1	Form of Master Management Agreement
Exhibit H-2	Form of Rochester Management Agreement
Exhibit I	Form of Note
Exhibit J	Form of Pledge Agreement

v

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is made and dated as of April 25, 2005, by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware (“Macerich Partnership”), AS BORROWER; THE MACERICH COMPANY, a Maryland corporation (“MAC”); MACERICH WRLP II CORP., a Delaware corporation (“Macerich WRLP II Corp.”); MACERICH WRLP II LP, a Delaware limited partnership (“Macerich WRLP II LP”); MACERICH WRLP CORP., a Delaware corporation (“Macerich WRLP Corp.”); MACERICH WRLP LLC, a Delaware limited liability company (“Macerich WRLP LLC”); MACERICH TWC II CORP., a Delaware corporation (“Macerich TWC Corp.”); MACERICH TWC II LLC, a Delaware limited liability company (“Macerich TWC LLC”); MACERICH WALLEYE LLC, a Delaware limited liability company (“Macerich Walleye LLC”); IMI WALLEYE LLC, a Delaware limited liability company (“IMI Walleye LLC”); and WALLEYE RETAIL INVESTMENTS LLC, a Delaware limited liability company (“Walleye Investments LLC”), AS GUARANTORS; THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”); and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Benefited Creditors.

RECITALS

A.                                   Pursuant to that certain Amended and Restated Credit Agreement, dated as of July 30, 2004, as amended or otherwise modified to date (the “Existing Credit Agreement”), by and among the Borrower, MAC, the lenders from time to time party thereto (the “Existing Lenders”), and DBTCA, as Administrative Agent, the Existing Lenders have made $1,000,000,000 of revolving credit facilities available to the Borrower and certain subsidiaries and affiliates of the Borrower.

B.                                     The Borrower has requested that the Lenders continue the outstanding amount of such credit facilities as revolving credit facilities hereunder in an aggregate amount of up to $1,000,000,000 at any one time outstanding and DBTCA agrees to act as administrative agent for the benefit of the Lenders with respect to such credit extension.

C.                                     The Lenders party hereto and the Borrower have agreed to amend and restate such Existing Credit Agreement and DBTCA has agreed to act as administrative agent on behalf of the Lenders and as collateral agent on behalf of the Benefited Creditors on the terms and subject to the conditions set forth herein and in the other Loan Documents.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1.                                The Credits.

1.1.                              The Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make one or more Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in, after giving effect thereto, (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Loans.

1.2.                              Loans and Borrowings.

(1)                                  Obligations of Lenders.  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(2)                                  Types of Loans.  Subject to Section 2.4, each Borrowing shall be constituted entirely of Base Rate Loans or LIBO Rate Loans as the Borrower may request in accordance herewith.

(3)                                  Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000.  At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 1.4(6).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be LIBO Rate Loans outstanding having more than twelve (12) different Interest Periods.

(4)                                  Limitations on Lengths of Interest Periods.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a LIBO Rate Borrowing, any Borrowing if the Interest Period requested therefore would end after the Commitment Termination Date.

1.3.                              Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent in writing (which notice may be by facsimile) (a) in the case of a LIBO Rate Borrowing, not later than 1:00 p.m. (New York time), three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 1:00 p.m. (New York time) one Business Day before the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable, shall be signed by a Responsible Officer and shall be in the form of Exhibit A hereto.  Each such Borrowing Request shall specify the following information in compliance with Section 1.2:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be a Base Rate Borrowing or a LIBO Rate Borrowing;

(iv)                              in the case of a LIBO Rate Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” as it relates to LIBO Rate Loans; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 1.5.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

1.4.                              Letters of Credit.

(1)                                  General.  Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 1.1, the Borrower may request the Issuing Lender to issue Letters of Credit for its own account or the account of any Macerich Entity in such form as is acceptable to the Issuing Lender in its reasonable determination at any time prior to the earlier of (i) the date that is thirty (30) days prior to the Commitment Termination Date and (ii) the date of termination of the Commitments.  Letters of Credit issued hereunder shall constitute utilization of the Commitments.  All Letters of Credit issued pursuant to this Agreement must be denominated in U.S. Dollars and must be standby letters of credit.  The only drawings permitted on the Letters of Credit issued pursuant to this Agreement shall be sight drawings.

(2)                                  Notice of Issuance, Amendment, Renewal or Extension.  Whenever it requires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Issuing Lender written notice thereof at least three (3) Business Days (or such shorter period acceptable to the Issuing Lender) in advance of the proposed date of issuance (which shall be a Business Day), which notice shall be in the form of Exhibit B (each such notice being a “Letter of Credit Request”).  Whenever the Borrower requires an amendment, renewal or extension of any outstanding Letter of Credit, the Borrower shall, on its letter head, give the Administrative Agent and the Issuing Lender written notice thereof at least three (3) Business Days (or such shorter period acceptable to the Issuing Lender) in advance of the proposed date of the amendment (which shall be a Business Day).  Letter of Credit Requests and amendment requests may be delivered by facsimile.  Promptly after the issuance or amendment (including a renewal or extension) of a Letter of Credit, the Issuing Lender shall notify the Borrower and the

Administrative Agent, in writing, of such issuance or amendment and such notice will be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender of such issuance or amendment and if requested to do so by any Lender, the Administrative Agent shall provide such Lender with a copy of such issuance or amendment.

(3)                                  Limitations on Amounts.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to Section 1.4(5) below) shall not exceed $75,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.  Each Letter of Credit shall be in an amount of $200,000 or larger.

(4)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof (which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit), twelve months after the then-current expiration date of such Letter of Credit and (ii) the Outside L/C Maturity Date.

(5)                                  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Lender, and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, an undivided interest and participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this section in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Potential Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender promptly upon the request of the Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason.   Each such payment shall be made in the same manner as provided in Section 1.5 with respect to Loans made by such Lender (and Section 1.5 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(6)                                  Reimbursement.  If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. (New York time) on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m. (New York time) or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, anything contained in this Agreement to the contrary notwithstanding, (A) unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the date on which the Borrower is obligated to reimburse such Issuing Lender in respect of such LC Disbursement (the “Reimbursement Date”) that the Borrower intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of a Base Rate Borrowing, the Borrower shall be deemed to have delivered an irrevocable Borrowing Request to Administrative Agent containing all of the representations set forth in Exhibit A requesting Lenders to make Base Rate Loans on the Business Day following the Reimbursement Date in an amount equal to the amount of the payment and (B) subject to satisfaction or written waiver of the conditions specified in Section 1.1 and 5.3 in accordance with the terms thereof, Lenders shall, on the Reimbursement Date, make Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; provided, further, that no Potential Default or Event of Default shall be deemed to exist by reason of a failure of the Borrower to reimburse such Issuing Lender pending the making of such Loans in accordance with the terms hereof, including the prior satisfaction or written waiver of the conditions specified in Section 1.1 and 5.3 in accordance with the terms thereof; and provided, further that, if for any reason proceeds of Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, the Borrower shall immediately reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Loans, if any, which are so received.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  The Issuing Lender shall promptly notify the Administrative Agent upon the making of each LC Disbursement.

(7)                                  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 1.4(6) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or amendment of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:  (i) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; (ii) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and (iii) this sentence shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(8)                                  Disbursement Procedures.  The Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(9)                                  Interim Interest.  If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date Borrower receives notice that such LC Disbursement was made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within three (3) days when due pursuant to Section 1.4(6), then Section 9.1 shall apply.  Interest accrued pursuant to this section shall be for account of the Issuing Lender, except that a pro rata portion of the interest accrued on and after the date of payment by any Lender pursuant to Section 1.4(5) of this Section to reimburse the Issuing Lender shall be for account of such Lender to the extent of such payment.

(10)                            Replacement of the Issuing Lender.  The Issuing Lender may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender.  From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(11)                            Cash Collateralization.

(A)                              On the Commitment Termination Date, the Borrower shall deposit into an account (the “LC Collateral Account”) established by the Administrative Agent an amount in cash equal to the LC Exposure with respect to the Borrower as of such date plus any accrued and unpaid interest thereon (the “Commitment Termination LC Exposure Deposit”).  In addition, if an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to the LC Exposure with respect to the Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Consolidated Entities described in Section 9.7.  Such deposit shall be held by the Administrative Agent in the LC Collateral Account as collateral in the first instance for the LC Exposure with respect to the Borrower under this Agreement and thereafter for the payment of the other Obligations of the Borrower.

(B)                                The LC Collateral Account shall be maintained in the name of the Administrative Agent (on behalf of the Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent.  Interest shall accrue on the LC Collateral Account at a rate equal to the Federal Funds Rate minus ..15%.

(C)                                The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the

Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)                                     the LC Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the LC Collateral Account;

(ii)                                  all notes, certificates of deposit and other cash-equivalent instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)                               all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)                              to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(D)                               Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account, except as provided in Section 1.4(11)(G).

(E)                                 The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 1.4(11).

(F)                                 At any time an Event of Default shall be continuing:

(i)                                     The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the LC Collateral Account to first, the aggregate amount of LC Disbursements that have not been reimbursed by the Borrower and second, any other unpaid Obligations then due and payable, in such order as the Administrative Agent shall elect.  The rights of the Administrative Agent under this Section 1.4(11) are in addition to any rights and remedies which any Lender may have.

(ii)                                  The Administrative Agent may also exercise, in its sole discretion, in respect of the LC Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC in effect in the State of New York at that time.

(G)                                At such time prior to the Commitment Termination Date as all Events of Default have been cured or waived in writing and there are no unreimbursed LC Disbursements outstanding, all amounts remaining in the L/C Collateral Account shall be promptly returned to the Borrower.  For avoidance of doubt, the preceding sentence shall not affect Borrower’s obligation to make the Commitment Termination LC Exposure Deposit on the Commitment Termination Date as otherwise provided in Section 1.4(11)(A).  Any surplus of the funds held in the L/C Collateral Account  remaining after payment in full of all of the Obligations, the termination of the Commitments and the return of all outstanding Letters of Credit shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

1.5                                 Funding of Borrowings.

(1)                                  Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99-401-268, Ref:  Macerich Partnership, no later than 12:00 p.m. (New York time).  The Administrative Agent will make such Loans available to the Borrower pursuant to the terms and conditions hereof by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 1.4(6) shall be remitted by the Administrative Agent to the Issuing Lender.

(2)                                  Presumption by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 1.5(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans (it being intended that such interest payment shall be the only interest payment payable by the Borrower with respect to any amount repaid by the Borrower to the Administrative Agent in accordance with this paragraph, except that Section 2.12 shall apply if the Borrower fails to make such repayment within three (3) days after the date of such payment as required hereunder).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(3)                                  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, including Section 11.2, until a Defaulting Lender cures its failure to fund its Defaulted Advance: (A) with respect to any payments to be allocated among the

Lenders, the Applicable Percentage of the Lenders shall be reallocated by deducting from Defaulting Lender’s Commitment (and the aggregate Commitments) an amount equal to the Defaulted Advance; (B) all payments received by the Administrative Agent from the Borrower in respect of sums owed to any Defaulting Lender, shall be subordinated to the payment in full of all sums then due all other Lenders and Agent; (C) for purposes of voting or consenting to matters with respect to the Loan Documents and determining Applicable Percentages, such Defaulting Lender shall be deemed not to be a “Lender” and there shall be excluded from the determination of Required Lenders the Revolving Credit Exposure and the Unused Commitment of such Defaulting Lender at such time; (D) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee; (E) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Applicable Percentages of such requested Borrowing (including, to the extent it has funded a Loan in respect of the Defaulting Lender as provided in Section 1.5(2) above, the Administrative Agent) and shall be allocated among such performing Lenders (or, as applicable, the Administrative Agent) ratably based upon their respective Commitments  (including, as applicable, any Loan made by the Administrative Agent as provided in Section 1.5(2) above); and (F) any Defaulted Advance shall not be deducted from such Defaulting Lender’s Commitment for purpose of determining the Applicable Percentage of the Lenders for purposes of determining the ratable indemnification obligations of the Lenders pursuant to Section 10.7.  The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

(4)                                  Removal of Defaulting Lender.  At the Borrower’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments and Loans hereunder.  Such sale shall be consummated promptly after the Administrative Agent has arranged for a purchase by the Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest (to the extent not subordinated pursuant to Section 1.5(3) above), without premium or discount.

1.6                                 Interest Elections.

(1)                                  Elections by the Borrower for Borrowings.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (which shall be a period contemplated by the definition of the term “Interest Period”).  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, any conversion or continuation of LIBO Rate Loans shall be subject to the provisions of Sections 1.2(3) and (4).  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such

Borrowing in accordance with such Lender’s Applicable Percentage and the Loans comprising each such portion shall be considered a separate Borrowing.

(2)                                  Notice of Elections.  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent in writing of such election (which notice may be by facsimile) by the time that a Borrowing Request would be required under Section 1.3 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Rate Request shall be irrevocable, shall be  signed by a Responsible Officer and shall be in the form of Exhibit C hereto.

(3)                                  Information in Interest Election Requests.  Each Rate Request shall specify the following information in compliance with Section 1.2:

(i)                                     the Borrowing to which such Rate Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this section shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Rate Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBO Rate Borrowing; and

(iv)                              if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Rate Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(4)                                  Notice by the Administrative Agent to Lenders.  Promptly following receipt of a Rate Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(5)                                  Failure to Elect; Potential Default and Events of Default.  If the Borrower fails to deliver a timely Rate Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing.  Notwithstanding any contrary provision hereof, if a Potential Default or an Event of Default has occurred and is continuing on the day occurring three Eurodollar Business Days prior to the date of, or on the date of, the requested funding, continuation or conversion, then, so long as a Potential Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

1.7                                 Termination; Reduction and Extension of the Commitments.

(1)                                  Scheduled Termination.  Unless previously terminated, or extended pursuant to Section 1.7(5) below, the Commitments shall terminate at 5:00 p.m., New York City time, on the Commitment Termination Date.

(2)                                  Voluntary Termination or Reduction.  The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 1.9, the total Revolving Credit Exposures would exceed the total Commitments.

(3)                                  Notice of Voluntary Termination or Reduction.  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 1.7(2) above at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(4)                                  Effect of Termination or Reduction.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(5)                                  Extension of Commitment Termination Date.

(A)                              Provided that no Potential Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, to be exercised by giving written notice to the Administrative Agent at least thirty (30) days (but no more than ninety (90) days) prior to the Original Commitment Termination Date, subject to the terms and conditions set forth in this Agreement, to extend the Original Commitment Termination Date by twelve (12) months to July 30, 2008 (the “Extended Commitment Termination Date”).  The request by the Borrower for the extension of the Original Commitment Termination Date shall constitute a representation and warranty by the Borrower Parties that no Potential Default or Event of Default then exists and that all of the conditions set forth in Section 1.7(5)(B) below shall have been satisfied on the Original Commitment Termination Date.

(B)                                The obligations of the Administrative Agent and the Lenders to extend the Original Commitment Termination Date as provided in Section 1.7(5)(A) shall be subject to the prior satisfaction of each of the following conditions precedent as determined by the Administrative Agent in its good faith judgment:  (A) on the Original Commitment Termination Date there shall exist no Potential Default or Event of Default; (B) the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Lenders an extension fee (the “Extension Fee”) equal to one-quarter of one percent (0.25%) of the total Commitments then outstanding (which fee the Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid); (C) the representations and warranties made by the Borrower Parties in the Loan Documents shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Original Commitment Termination Date (provided, however, that any factual matters disclosed in the Schedules referenced in Article 6 shall be subject to update in accordance with clause (D) below); (D) the Borrower Parties shall have delivered updates to the Administrative Agent of all the Schedules set forth in Article 6 hereof and such updated Schedules shall be acceptable to Administrative Agent in its reasonable judgment; (E) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that MAC and the Borrower are in compliance with the covenants set forth in Article 8; (F) the Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by Administrative Agent in connection with such extension; and (G) the Guarantors shall have acknowledged and ratified that their obligations under the Guaranties remain in full force and effect, and continue to guaranty the Obligations under the Loan Documents, as extended.

(C)                                The Administrative Agent shall notify each of the Lenders in the event that the Borrower requests that the Original Commitment Termination Date be extended as provided in this Section 1.7(5) and upon any such extension.

1.8.                              Manner of Payment of Loans; Evidence of Debt.

(1)                                  Repayment.  Subject to any earlier acceleration of the Loans following an Event of Default, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date.

(2)                                  Manner of Payment.  The Borrower shall notify the Administrative Agent in writing (which notice may be by facsimile) of any repayment or prepayment hereunder (i) in the case of repayment or prepayment of a LIBO Rate Borrowing with an Interest Period not expiring on the date of payment, not later than 1:00 p.m. (New York time) three Business Days before the date of repayment or prepayment, or (ii) in the case of repayment or prepayment of a LIBO Rate Borrowing with Interest Periods expiring on the date of repayment or prepayment or a Base Rate Borrowing, not later than 1:00 p.m. (New York time) one Business Day before the date of repayment or prepayment.  Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Borrowing or portion thereof to be repaid or prepaid; provided that, if a notice of repayment or prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 1.7, then such notice of repayment or prepayment may be revoked if such notice of termination is revoked in accordance with Section 1.7.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid or prepaid Borrowing.  Repayments and prepayments shall be accompanied by (A) accrued interest to the extent required by Section 1.10 and (B) any payments due pursuant to Section 2.9.  If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

(3)                                  Maintenance of Loan Accounts by Lenders.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(4)                                  Maintenance of Loan Accounts by the Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(5)                                  Effect of Entries.  The entries made in the accounts maintained pursuant to Sections 1.8 (3) and (4) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(6)                                  Promissory Notes.  Upon the request of a Lender, the Borrower shall promptly execute and deliver to such Lender a Note evidencing such Lender’s Commitment.

1.9.                              Optional Prepayment of Loans.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that voluntary prepayments (other than a prepayment in whole) shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

1.10.                        Interest.

(1)                                  Base Rate Loans.  The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Applicable Base Rate.

(2)                                  LIBO Rate Loans.  The Loans constituting each LIBO Rate Borrowing shall bear interest at a rate per annum equal to the Applicable LIBO Rate for the Interest Period for such Borrowing.

(3)                                  Payment of Interest.

(A)                              The Borrower shall pay interest on Base Rate Borrowings monthly, in arrears, on the last Business Day of each calendar month, as set forth on an interest billing delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.

(B)                                The Borrower shall pay interest on the LIBO Rate Borrowings on the last day of the applicable Interest Period or, in the case of LIBO Rate Borrowings with an Interest Period ending later than three months after the date funded, converted or continued, at the end of each three month period from the date funded, converted or continued and on the last day of the applicable Interest Period, as set forth on an interest billing delivered by the Administrative Agent to the Borrower (which delivery may be by facsimile transmission) no later than 1:00 p.m. (New York time) on a date at least one Business Day prior to the date such interest is due.

1.11.                        Presumptions of Payment.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

ARTICLE 2.                                General Provisions Regarding Payments.

2.1                                 Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or reimbursement of LC Disbursements, or under Section 2.7, 2.9 or 2.10, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m. (New York time) (unless otherwise specified in this Agreement), on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 1.5 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be wired to the Administrative Agent at the Contact Office, ABA 021-001-033 for the Administrative Agent’s Account No. 99-401-268, Ref:  Macerich Partnership, except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.7, 2.9, 2.10 and 11.14 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

2.2                                 Pro Rata Treatment.  Except to the extent otherwise provided herein:  (i) each Borrowing shall be made from the Lenders, each payment of the Unused Line Fee under Section 2.11 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 1.7 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

2.3.          RESERVED

2.4                                 Inability to Determine Rates.  In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank market adequate and reasonable means do not exist for ascertaining the LIBO Rate for any Interest Period, the Administrative Agent shall forthwith give telephonic notice of such determination to each Lender and to the Borrower.  If such notice is given:  (1) no portion of the Loans may be funded as a LIBO Rate Borrowing, (2) any Base Rate Borrowing that was to have been converted to a LIBO Rate Borrowing shall, subject to the provisions hereof, be continued as a Base Rate Borrowing, and (3) any outstanding LIBO Rate Borrowing shall be converted, on the last day of the Interest Period applicable thereto, to a Base Rate Borrowing.  Until such notice has been withdrawn by the Administrative Agent, the Borrower shall not have the right to convert any Base Rate Borrowing to a LIBO Rate Borrowing or to continue a LIBO Rate Borrowing as such.  The Administrative Agent shall withdraw such notice in the event that the circumstances giving rise thereto no longer pertain and that adequate and reasonable means exist for ascertaining the LIBO Rate for the Interest Period requested by the Borrower, and, following withdrawal of such notice by the Administrative Agent, the Borrower shall have the right to convert any Base Rate Borrowing to a LIBO Rate Borrowing and to continue any LIBO Rate Borrowing as such in accordance with the terms and conditions of this Agreement.

2.5                                 Illegality.  Notwithstanding any other provisions herein, if any law, regulation, treaty or directive issued by any Governmental Authority or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain LIBO Rate Loans as contemplated by this Agreement:  (1) the commitment of such Lender hereunder to continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall forthwith be cancelled, and (2) LIBO Rate Loans held by such Lender then outstanding, if any, shall be converted automatically to Base Rate Loans at the end of their respective Interest Periods or within such earlier period as may be required by law.  In the event of a conversion of any LIBO Rate Loan prior to the end of its applicable Interest Period, the Borrower hereby agrees promptly to pay any Lender affected thereby, upon demand, the amounts required pursuant to Section 2.9 below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes of this Section 2.5.  The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

2.6.                              Funding.  Each Lender shall be entitled to fund all or any portion of its Commitment to make Loans in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder shall be conducted as though all Lenders actually fund all LIBO Rate Loans through the purchase of offshore dollar deposits in the amount of such Lender’s Commitment of the relevant LIBO Rate Loan with a maturity corresponding to the applicable Interest Period.

2.7.                              Increased Costs.

(1)                                  Subject to the provisions of Section 2.10 (which shall be controlling with respect to the matters covered thereby), in the event that any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, agency or instrumentality or in the governmental or judicial interpretation or application thereof, or compliance by any Lender or the Issuing Lender with any request or directive (whether or not having the force of law) issued by any central bank or other Governmental Authority, agency or instrumentality:

(A)                              Does or shall subject any Lender or the Issuing Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Loan, or change the basis of determining the Taxes imposed on payments to such Lender or the Issuing Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of such Lender or Issuing Lender);

(B)                                Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any  office of such Lender or the Issuing Lender which are not otherwise included in the determination of interest payable on the Obligations; or

(C)                                Does or shall impose on such Lender or Issuing Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender of making, renewing or maintaining its Commitment or its Revolving Credit Exposure or to increase the cost of such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.10, promptly pay to such Lender or Issuing Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender or the Issuing Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender or Issuing Lender with respect to this Agreement or such Lender’s or Issuing Lender’s Commitment, its Revolving Credit Exposure or Letter of Credit obligations, so long as such Lender or Issuing Lender require substantially all obligors under other commitments of this type made available by such Lender or Issuing Lender to similarly so compensate such Lender or Issuing Lender.

(2)                                  If a Lender or the Issuing Lender become entitled to claim any additional amounts pursuant to this Section 2.7, it shall promptly notify the Borrower of the event by reason of which it has become so entitled.  A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender or the Issuing Lender to the Borrower, accompanied by a certification that such Lender or Issuing Lender has required substantially all obligors under other commitments of this type made available by such Lender or Issuing Lender to similarly so compensate such Lender or Issuing Lender, shall constitute prima facie evidence thereof; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.7 for any increased cost or reduction in respect of a period occurring more than six months prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within six months from the date such circumstances become applicable.

(3)                                  Other than as set forth in this Section 2.7, the failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation.  The provisions of this Section 2.7 shall survive the termination of this Agreement and payment of the Loans and all other Obligations.

2.8.                              Obligation of Lenders to Mitigate; Replacement of Lenders.  Each Lender agrees that:

(1)                                  As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Commitment becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.7 above or Section 2.10 below or to cease maintaining LIBO Rate Loans under Section 2.5 above, such Lender will use reasonable efforts:  (i) to maintain its Commitment and Revolving Credit Exposure through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.7 above or pursuant to Section 2.10 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of maintaining LIBO Rate Loans under Section 2.5 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such LIBO Rate Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such LIBO Rate Loans or the interests of such Lender.

(2)                                  If the Borrower receives a notice pursuant to Section 2.7 above or pursuant to Section 2.10 below or a notice pursuant to Section 2.5 above stating that a Lender is unable to maintain LIBO Rate Loans (for reasons not generally applicable to the Required Lenders), so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Commitment, its Revolving Loan Exposure at such time and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrower, upon thirty (30) days’ prior written notice to such Lender and the Administrative Agent, the Borrower may require, at the Borrower’s expense, the Lender giving such notice to assign, without recourse, all of its Commitment, Revolving Loan Exposure and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 11.8 below.

2.9.                              Funding Indemnification.  In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 1.8(2) and is revoked in accordance herewith), or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.8(2), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a LIBO Rate Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would have accrued on the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Reserve Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.10.                        Taxes.

(1)                                  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)                                  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)                                  The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) Business Days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest (except to the extent such penalties and/or interest arise as a result of a Lender’s or Issuing Lender’s delay in dealing with any such Indemnified Tax) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, the Issuing Lender or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(4)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)                                  Each Foreign Lender shall deliver to the Borrower (with copies to the Administrative Agent) on or before the date hereof (or in the case of a Foreign Lender who became a Lender by way of an assignment, on or before the date of the assignment) or at least five (5) Business Days prior to the first date for any payment herewith to such Lender, and from time to time as required for renewal under applicable law, such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including, without limitation, Internal Revenue Service Form W-8BEN or W-ECI, as appropriate, and any other certificate or statement of exemption required by Section 871(h) or Section 881(c) of the Code or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payments to such Lender hereunder are not subject to withholding under the Code (“Evidence of No Withholding”).  Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent of any change in its applicable lending office and upon written request of the Borrower or the Administrative Agent shall, prior to the immediately following due date of any payment by the Borrower hereunder or under any other Loan Document, deliver Evidence of No Withholding to the Borrower and the Administrative Agent.  The Borrower shall be entitled to rely on such forms in their possession until receipt of any revised or successor form pursuant to this Section 2.10(5).  If a Lender fails to provide Evidence of No Withholding as required pursuant to this Section 2.10(5), then (i) the Borrower (or the Administrative Agent) shall be entitled to deduct or withhold from payments to Administrative Agent or such Lender as a result of such failure, as required by law, and (ii) the Borrower shall not be required to make payments of additional amounts with respect to such withheld Taxes pursuant to Section 2.10(1) to the extent such withholding is required solely by reason of the failure of such Lender to provide the necessary Evidence of No Withholding.

(6)                                  Any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to the Borrower (with copies to the Administrative Agent and in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, required for renewal under applicable law:

(A)                              duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under Section 2.10(5), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and is providing Evidence of No Withholding, and

(B)                                copies of the Internal Revenue Service Form W 8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(7)                                  Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to the Borrower (with copies to the Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W 9.

(8)                                  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.11                           Fees.

(1)                                  Unused Line Fee.  Until the Obligations have been paid in full and the Agreement terminated, the Borrower agrees to pay, on the first day of each month and on the Commitment Termination Date, to the Administrative Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) equal to the Applicable Unused Line Fee Percentage per annum on the average daily amount by which, during the immediately preceding month or shorter period if calculated on the Commitment Termination Date, the aggregate amount of the Lenders’ Commitments during such period exceeded the sum of (i) the average daily outstanding amount of Loans and (ii) the undrawn face amount of all outstanding Letters of Credit.  The  unused line fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(2)                                  Letter of Credit Fees and Costs.

(A)                              The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender (based on their respective Applicable Percentage) in U.S. Dollars, a fee in respect of each Letter of Credit issued for the account of any Macerich Entity (the “Letter of Credit Fee”), in each case for the period from and including the date of issuance of the respective Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the applicable “LIBO Spread” as listed in the definition of Applicable LIBO Rate on the daily Stated Amount of such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable on the first Business Day of each August, November, February and May commencing with November of 2004, and on the Commitment Termination Date or such earlier date upon which the Commitments are terminated.

(B)                                The Borrower agrees to pay the Issuing Lender, for its own account, in U.S. Dollars, a facing fee in respect of each Letter of Credit issued for the account of any Macerich Entity by such Issuing Lender (the “Facing Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to one-eighth of one percent (.125%) per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than $500.  Accrued Facing Fees shall be due and payable in arrears on the first Business Day of each August,

November, February and May commencing with November of 2004, and on the Commitment Termination Date or such earlier date upon which the Commitments are terminated.

(C)                                The Borrower shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the applicable Issuing Lender is generally imposing for payment under, issuance of, or amendment to, Letters of Credit issued by it, not to exceed $500 per issuance or amendment.

(3)                                  Administrative Agent Fee.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in that certain Fee Letter dated as of the date hereof.

(4)                                  Payment of Fees.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (except the Facing Fee which shall be paid to the Issuing Lender) for distribution, in the case of the Unused Line Fee and the Letter of Credit Fee, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

2.12.                        Default Interest.  During such time as there shall have occurred and be continuing an Event of Default, all Obligations outstanding, shall, at the election of the Administrative Agent, bear interest at a per annum rate equal to two percent (2%) above the applicable rate of interest in effect during the applicable calculation period.

2.13.                        Computation.  All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

2.14.                        Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

2.15                           Release of Borrowers under Existing Credit Agreement.  Upon the effectiveness of this Agreement, each borrower under the Existing Credit Agreement, other than the Macerich Partnership, shall be unconditionally and absolutely released as a borrower thereunder, without further action by any Lender or any other Person.  Notwithstanding the foregoing, the release of the borrowers thereunder is not intended to limit any obligation of the Affiliate Guarantors under this Agreement.

ARTICLE 3.                                [RESERVED].

ARTICLE 4.                                Credit Support.

4.1.                              REIT Guaranty.  As credit support for the Obligations, on or before the Closing Date, MAC shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the REIT Guaranty.

4.2.                              Guaranties.  As credit support for the Obligations, on or before the Closing Date, the Westcor Guarantors, the Wilmorite Guarantors and the Affiliate Guarantors shall each execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Subsidiary Guaranty.  Upon the acquisition of any Project after the Closing Date by any Borrower Party or Wholly-Owned Subsidiary thereof, in the event at the time of acquisition the principal Property comprising such Project is unencumbered by any Lien in respect of Borrowed Indebtedness (an “Unencumbered Property”), and there is no Financing with respect to such Unencumbered Property within ninety (90) days of its acquisition, such Person, if such Person is not already a Guarantor (each a “Supplemental Guarantor”), shall: (a) execute and deliver to the Administrative Agent, for the benefit of the Lenders, a Guaranty in the form of Exhibit G hereto pursuant to which such Supplemental Guarantor will unconditionally guarantee the Obligations from time to time owing to the Lenders, (b) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such other documents or legal opinions required by the Administrative Agent confirming the authorization, execution and delivery and enforceability (subject to customary exceptions) of the Guaranty by such Supplemental Guarantor, and (c) deliver copies of its Organizational Documents, certified by the Secretary or an Assistant Secretary of such Supplemental Guarantor (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager) as of the date delivered as being accurate and complete.  Upon the Disposition of any Affiliate Guarantor or Supplemental Guarantor or the Disposition or Financing of all Unencumbered Property owned by such Affiliate Guarantor or Supplemental Guarantor, the Administrative Agent shall release the guaranty executed by such Person pursuant to this Section 4.1.

4.3.                              Pledge Agreements.  As credit support for the Aggregate Obligations, on or before the Closing Date, Macerich Partnership, MAC, and the other Pledgors shall each execute and deliver to the Collateral Agent, a Pledge Agreement, pursuant to which each of them shall pledge to the Collateral Agent, for the ratable benefit of the Benefited Creditors, all of its direct and indirect ownership interest in the Subsidiary Entities identified therein.  Upon the Disposition of the pledged equity of any Affiliate Guarantor or Supplemental Guarantor by any Pledgor in accordance with the provisions of this Agreement and the Pledge Agreement, the Collateral Agent shall release the pledged equity of the Person subject to such disposition.

4.4                                 Wilmorite Release.  On not less than five (5) Business Days written notice from the Borrower to the Administrative Agent, the Borrower may request a release of IMI Walleye LLC and Walleye Investments LLC as Subsidiary Guarantors, and such release shall occur on the date requested by the Borrower (such date, the “Wilmorite Release Date”) provided that the following conditions are satisfied:

(1)                                  The Wilmorite JV Investment shall have occurred on or prior to the Wilmorite Release Date; and

(2)                                  On the Wilmorite Release Date, no Potential Default or Event of Default shall have occurred and be continuing.

ARTICLE 5.                                Conditions Precedent.

5.1                                 Conditions to Amendment and Restatement.  As conditions precedent to the effectiveness of the amendment and restatement of this Agreement:

(1)                                  The Borrower shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and duly executed by the appropriate Persons (with sufficient copies for each of the Lenders), each of the following:

(A)                              This Agreement;

(B)                                To the extent requested by any Lender pursuant to Section 1.8(6) above and not previously delivered, a Note payable to such Lender;

(C)                                To the extent not previously delivered, the REIT Guaranty and the Subsidiary Guaranties;

(D)                               The Pledge Agreements;

(E)                                 A certificate of the Secretary or Assistant Secretary of the general partner or managing member of those Borrower Parties which are partnerships or limited liability companies attaching copies of resolutions duly adopted by the Board of Directors of such general partner or managing member approving the execution, delivery and performance of the Loan Documents on behalf of such Borrower Parties and certifying the names and true signatures of the officers of such general partner or managing member authorized to sign the Loan Documents to which such Borrower Parties are party;

(F)                                 A certificate or certificates of the Secretary or an Assistant Secretary of those Borrower Parties which are corporations attaching copies of resolutions duly adopted by the Board of Directors of such Borrower Parties approving the execution, delivery and performance of the Loan Documents to which such Borrower Parties are party and certifying the names and true signatures of the officers of each of such Borrower Parties authorized to sign the Loan Documents on behalf of such Borrower Parties;

(G)                                (i) An opinion of counsel for the Borrower Parties as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent and the Lenders; and (ii) an opinion of counsel for MAC, in form and substance reasonably acceptable to the Administrative Agent and the Lenders, regarding MAC’s status as a REIT;

(H)                               Copies of the Certificate of Incorporation, Certificate of Formation, or Certificate of Limited Partnership of each of the Borrower Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date; provided that if there has been no amendment or modification to the aforementioned documents since they were delivered to the Administrative Agent on July 30, 2004, then each Borrower Party may deliver a certificate from the Secretary or an Assistant Secretary of such Borrower Party (or if such Person is a limited partnership, an authorized representative of its general partner) as of the date of this

Agreement certifying that the documents as previously delivered are true and correct and that there have been no amendments or changes to such documents;

(I)                                    Copies of the Organizational Documents of each of the Borrower Parties (unless delivered pursuant to clause (H) above) certified by the Secretary or an Assistant Secretary of such Person (or if such Person is a limited partnership or limited liability company, an authorized representative of its general partner or manager) as of the date of this Agreement as being accurate and complete; provided that if there has been no amendment or modification to the aforementioned documents since they were delivered to the Administrative Agent on July 30, 2004, then each Borrower Party may deliver a certificate from the Secretary or an Assistant Secretary of such Borrower Party (or if such Person is a limited partnership, an authorized representative of its general partner) as of the date of this Agreement certifying that the documents as previously delivered are true and correct and that there have been no amendments or modifications to such documents;

(J)                                   A certificate of authority and good standing or analogous documentation as of a recent date for each of the Borrower Parties for the State of California and each state in which such Person is organized, formed or incorporated, as applicable;

(K)                               From a Responsible Officer of the Borrower, a Closing Certificate dated as of the Closing Date;

(L)                                 Confirmation from the Administrative Agent and the Collateral Agent (which may be oral) that all fees required to be paid by the Borrower on or before the Closing Date have been, or will upon the initial funding of the Loans be, paid in full;

(M)                            Evidence satisfactory to the Administrative Agent and the Collateral Agent that all reasonable costs and expenses of the Administrative Agent, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Loans be, paid in full; and

(N)                               From a Responsible Financial Officer of MAC, a Compliance Certificate in form and substance satisfactory to the Administrative Agent and the Lenders, evidencing, as applicable, MAC’s compliance with the financial covenants set forth under Section 8.12 below at and as of December 31, 2004.

(2)                                  Each of the requirements set forth on Schedule 5.1(2) attached hereto shall have been met to the satisfaction of the Administrative Agent and the Lenders.

(3)                                  All representations and warranties of the Borrower Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date (unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date).

(4)                                  There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(5)                                  All acts and conditions (including, without limitation, the obtaining of any third party consents and necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents by each of the Borrower Parties and the consummation of the Wilmorite Acquisition shall have been done and performed.

(6)                                  There shall not have occurred any change, occurrence or development that could, in the good faith opinion of the Lenders, have a Material Adverse Effect.

(7)                                  All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Administrative Agent, the Lenders and their counsel.

5.2.                              Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any New Borrowing (and with respect to subsection (2) below, any LIBO Rate Borrowing), and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(1)                                  The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (subject to updates as approved by the Administrative Agent) on and as of the date of such New Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(2)                                  At the time of and immediately after giving effect to a New Borrowing or any LIBO Rate Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Potential Default or Event of Default shall have occurred and be continuing; and

(3)                                  At the time of each New Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, a Responsible Officer shall certify that (i) no Potential Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to such New Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower Parties remain in compliance with the covenants set forth in Article 8 after giving effect to such New Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, as applicable, including supporting documentation reasonably satisfactory to the Administrative Agent.

(4)                                  Each New Borrowing and each issuance, amendment, renewal or extension of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE 6.                                Representations and Warranties.  As an inducement to the Administrative Agent, the Issuing Lender and each Lender to enter into this Agreement, each of the Borrower and

MAC, collectively and severally, represent and warrant as of the Closing Date (or such later date as otherwise expressly provided in this Agreement), to the Administrative Agent, the Issuing Lender and each Lender:

6.1                                 Financial Condition.  Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent: (i) audited financial statements of MAC for 2002, 2003 and 2004 and (ii) unaudited financial statements of MAC for each fiscal quarter ending after December 31, 2004 and more than 45 days prior to the Closing Date (the materials described in clauses (i) and (ii) are referred to as the “Initial Financial Statements”) ; and (iii) a pro forma balance sheet and income statement (“Pro Forma Statements”) dated December 31, 2004 reflecting the pro forma combined performance of the Consolidated Entities and Wilmorite.  All financial statements included in the Initial Financial Statements were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of MAC and its consolidated Subsidiaries as at the respective dates thereof.  None of the Borrower Parties or any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.  The Pro Forma Statements have been prepared in good faith based upon reasonable assumptions.

6.2.                              No Material Adverse Effect.  Since the Statement Date no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

6.3                                 Compliance with Laws and Agreements.  Each of the Borrower Parties and the Macerich Core Entities is in compliance with all Requirements of Law and Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.4                                 Organization, Powers; Authorization; Enforceability.

(1)                                  Macerich Partnership (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite partnership power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (D) is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which Macerich Partnership is subject to taxation based on its income.

(2)                                  MAC (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(3)                                  Each Westcor Guarantor, Wilmorite Guarantor and Affiliate Guarantor (A) is either a corporation, a limited partnership or a limited liability company duly incorporated, formed or organized, validly existing, and in good standing under the laws of the State of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite corporate, partnership or limited liability company power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement.

(4)                                  True, correct and complete copies of the Organizational Documents described in Section 5.1(1)(I) have been delivered to the Administrative Agent, each of which is in full force and effect, has not been Modified except to the extent indicated therein and, to the best knowledge of each of the Borrower Parties party to this Agreement, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(5)                                  The Borrower Parties have the requisite partnership, company or corporate power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed on their behalf.  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower Parties and to which the Borrower Parties are a party and the consummation of the transactions contemplated thereby are within their partnership, company, or corporate powers, have been duly authorized by all necessary partnership, company, or corporate action and such authorization has not been rescinded. No other partnership, company, or corporate action or proceedings on the part of the Borrower Parties is necessary to consummate such transactions.

(6)                                  Each of the Loan Documents to which each Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the Closing Date have been performed or complied with, and no Potential  Default or Event of Default exists thereunder.

6.5                                 No Conflict.  The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of any of the Borrower Parties or the Macerich Core Entities; or, except as contemplated by the Pledge Agreements, create or result in the creation of any Lien on any material assets of any of the Borrower Parties.

6.6.          No Material Litigation.  Except as disclosed on Schedule 6.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower Parties party to this Agreement, threatened by or against the Borrower Parties or the Macerich Core Entities or against any of such Persons’ Properties or revenues which is likely to be adversely determined and which, if adversely determined, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.7.          Taxes.  All tax returns, reports and similar statements or filings of the Borrower Parties and the Macerich Core Entities have been timely filed.  Except for Permitted Encumbrances, all taxes, assessments, fees and other charges of Governmental Authorities upon such Persons and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are subject to a Good Faith Contest; or (ii) the non-payment of such taxes, assessments, fees and other charges of Governmental Authorities would not, individually or in the aggregate, result in a Material Adverse Effect.  The Borrower Parties party to this Agreement have no knowledge of any proposed tax assessment against the Borrower Parties or the Macerich Core Entities that will have or is reasonably likely to have a Material Adverse Effect.

6.8.          Investment Company Act.  Neither the Borrower nor any Borrower Party, nor any Person controlling such entities is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time).

6.9.          Subsidiary Entities.  Schedule 6.9 (A) contains charts and diagrams reflecting the corporate structure of the Borrower Parties and their respective Subsidiary Entities (after giving effect to the Wilmorite Acquisition) indicating the nature of the corporate, partnership, limited liability company or other equity interest in each Person included in such chart or diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the percentage thereof owned by the Borrower Parties and their Subsidiaries.  None of such issued and outstanding Capital Stock or Securities owned by any Borrower Entity is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as noted on Schedule 6.9. The outstanding Capital Stock of each Subsidiary Entity shown on Schedule 6.9 as being owned by a Borrower Party or its Subsidiary is duly authorized, validly issued, fully paid and nonassessable.  Except where failure may not have a Material Adverse Effect, each Subsidiary Entity of the Borrower Parties:  (A) is a corporation, limited liability company, or partnership, as indicated on Schedule 6.9, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite partnership, company or corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

6.10.        Federal Reserve Board Regulations.  Neither the Borrower nor any other Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of  “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X.  No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of, the Regulations of the Board of Governors of the Federal Reserve System.

6.11.        ERISA Compliance.  Except as disclosed on Schedule 6.11:

(1)           Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law failure to comply with which would reasonably be likely to result in a Material Adverse Effect.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower Parties party to this Agreement, nothing has occurred which would cause the loss of such qualification.

(2)           There are no pending or, to the best knowledge of Borrower Parties party to this Agreement, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the best knowledge of the Borrower Parties party to this Agreement, any Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4)           No Pension Plan has any Unfunded Pension Liability, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7)           None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12.        Assets and Liens.  Each of the Borrower Parties and their respective Subsidiary Entities has good and marketable fee or leasehold title to all Property and assets reflected in the financial statements referred to in Section 6.1 above, except Property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the respective dates thereof.  None of the Borrower Parties, nor their respective Subsidiary Entities, has outstanding Liens on any of its Properties or assets nor are there any security agreements to which it is a party, except for Liens permitted in accordance with Section 8.1.

6.13.        Securities Acts.  None of the Borrower Parties or their respective Subsidiary Entities has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, (as amended from time to time, the “Act”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect.  None of the Borrower Parties is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

6.14.        Consents, Etc.  Except as disclosed in Schedule 6.14, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Borrower Parties or the Macerich Core Entities in connection with the Wilmorite Acquisition, the execution and delivery of the Loan Documents by the Borrower Parties, or the performance of or compliance with the terms, provisions and conditions thereof by such Persons, other than those that have been obtained or will be obtained by the legally required time.

6.15.        Hazardous Materials.  The Borrower Parties and the Macerich Core Entities have caused Phase I and the other environmental assessments as set forth in Schedule 6.15 to be conducted or have taken other steps to investigate the past and present environmental condition and use of their regional Retail Properties (as used in this Section 6.15 and Section 7.9, the “Designated Environmental Properties”).  Based on such investigation, except as otherwise disclosed in the reports listed on Schedule 6.15, to the best knowledge of the Borrower and MAC:  (1) no Hazardous Materials have been discharged, disposed of, or otherwise released on, under, or from the Designated Environmental Properties so as to be reasonably expected to result in a violation of Hazardous Materials Laws and a material adverse effect to such Designated Environmental Property or the owner thereof; (2) the owners of the Designated Environmental Properties have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except to the extent the failure to obtain such permits or comply therewith is not reasonably expected to result in a Material Adverse Effect or any material violation of Hazardous Materials Laws or in a material adverse effect to such Designated Environmental Property or the owner thereof; (3) none of the Designated Environmental Properties is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of the owners of the Designated Environmental Properties has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list; (5) there is not now on or in any Designated Environmental Property:  (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) could reasonably result in a violation of any Hazardous Materials Laws and a material adverse effect to such Designated Environmental Property or the owner thereof; (6) no environmental Lien has attached to any Designated Environmental Properties; and (7) no other event has occurred with respect to the presence of Hazardous Materials on or under any of the Properties of the Borrower Parties or the Macerich Core Entities, which would reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, on the Closing Date all of the representations set forth above shall be true and correct with respect to all Properties of the Borrower Parties and the Macerich Core Entities (and not only the Designated Environmental Properties).

6.16.        Regulated Entities.  None of the Borrower Parties or the Macerich Core Entities:  (1) is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign person” within the meaning of Section 1445 of the Code.

6.17.        Copyrights, Patents, Trademarks and Licenses, etc.  To the best knowledge of the Borrower Parties party to this Agreement, the Borrower Parties and the Macerich Core Entities own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower Parties party to this Agreement, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower Parties or the Macerich Core Entities infringes upon any rights held by any other Person, except for any infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect.

6.18.        REIT Status.  MAC:  (1) is a REIT, (2) has not revoked its election to be a REIT, (3) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Code (or any successor provision thereto), and (4) for its current “tax year” as defined in the Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code.

6.19.        Insurance.  Schedule 6.19 accurately sets forth as of the Closing Date all insurance policies currently in effect with respect to the respective Property and assets and business of the Borrower Parties and the Macerich Core Entities, specifying for each such policy, (i) the amount thereof, (ii) the general risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof.  Such insurance policies are currently in full force and effect, in compliance with the requirements of Section 7.8 hereof.

6.20.        Full Disclosure.  None of the representations or warranties made by the  Borrower Parties in the Loan Documents as of the date such representations and warranties are made or deemed made contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

6.21.        Indebtedness.  Schedule 6.21 sets forth, as of December 31, 2004, all Indebtedness for borrowed money of each of the Borrower Parties and the Macerich Core Entities, and, except as set forth on such Schedule 6.21, there are no defaults in the payment of principal or interest on any such Indebtedness, and no payments thereunder have been deferred or extended beyond their stated maturity, and there has been no material change in the type or amount of such Indebtedness since December 31, 2004.

6.22.        Real Property.  Set forth on Schedule 6.22 is a list, as of the date of this Agreement, of all of the Projects of the Borrower Parties and the Macerich Core Entities, indicating in each case whether the respective property is owned or ground leased by such Persons, the identity of the owner or lessee and the location of the respective property.

6.23.        Brokers.  The Borrower Parties have not dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

6.24.        No Default.  No Default or Potential Default has occurred and is continuing.

6.25.        Solvency.  On the Closing Date and after giving effect to all loans made on the Closing Date, each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit, each Borrower Party is and shall be Solvent.

6.26.        Foreign Assets Control Regulations, etc.  None of the Macerich Entities or their Affiliates: (i) is or will be in violation of any Laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“Patriot Act”), or any other applicable requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (ii) is or will become a “blocked” person listed in or subject to the Annex to the Executive Order; (iii) has been or will be designated as a Specially Designated National on any publicly available lists maintained by OFAC or any other publicly available list of terrorists or terrorist organizations maintained pursuant to the Patriot Act (any person regulated pursuant to clauses (ii) and (iii), a “Prohibited Person”); or (iv) conducts or will conduct any business or engages or will engage in any transactions or dealings with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; or any transactions involving any property or interests in property blocked pursuant to the Executive Order.

ARTICLE 7.           Affirmative Covenants.  As an inducement to the Administrative Agent, the Issuing Lender and each Lender to enter into this Agreement, each of the Borrower and MAC, collectively and severally, hereby covenants and agrees with the Administrative Agent, the Issuing Lender and each Lender that, as long as any Obligations remain unpaid:

7.1.          Financial Statements.  The Borrower Parties shall maintain, for themselves, and shall cause each of the Macerich Core Entities to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of  consolidated financial statements in conformity with GAAP.  Each of the financial statements and reports described  below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent, and shall be provided to Administrative Agent (and Administrative Agent shall provide a copy to each requesting Lender):

(1)           As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of MAC, the consolidated balance sheet of MAC and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flow of MAC and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, which report shall be unqualified (except for qualifications that the Required Lenders do not, in their discretion, consider material) and shall state that such consolidated financial statements fairly present the financial position of MAC and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(2)           As soon as practicable, and in any event within fifty (50) days after the close of each of the first three fiscal quarters of each fiscal year of MAC, for MAC and its Subsidiaries, unaudited balance sheets as at the close of each such period and the related combined statements of income and cash flow of MAC and its Subsidiaries for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the corresponding periods of the prior fiscal year, all in reasonable detail and in conformity with GAAP (except as otherwise stated therein), together with a representation by a Responsible Financial Officer, as of the date of such financial statements, that such financial statements have been prepared in accordance with GAAP (provided, however, that such financial statements may not include all of the information and footnotes required by GAAP for complete financial information) and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial information contained therein;

(3)           Together with each delivery of any quarterly or annual report pursuant to paragraphs (1) through (2) of this Section 7.1, MAC shall deliver a Compliance Certificate signed by MAC’s Responsible Financial Officer representing and certifying (1) that the Responsible Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of MAC and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower, MAC or their Subsidiaries have taken, are taking and propose to take with respect  thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Article 8, (3) a schedule of Total Liabilities in respect of borrowed money in the level of detail disclosed in MAC’s Form 10-Q filings with the Securities and Exchange Commission, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, and (4) a schedule of EBITDA.

(4)           To the extent not otherwise delivered pursuant to this Section 7.1, copies of all financial statements and financial information delivered by the Borrower and MAC (or, upon Administrative Agent’s request, any Subsidiaries of such Persons) from time to time to the holders of any Indebtedness for borrowed money of such Persons; and

(5)           Copies of all proxy statements, financial statements, and reports which the Borrower or MAC send to their respective stockholders or limited partners, and copies of all regular, periodic and special reports, and all registration statements under the Act which the Borrower or MAC file with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefore, or with any national securities exchange; provided, however, that there shall not be required to be delivered hereunder such copies for any Lender of prospectuses relating to future series of offerings under registration statements filed under Rule 415 under the Act or other items which such Lender has indicated in writing to the Borrower or MAC from time to time need not be delivered to such Lender.

(6)           Notwithstanding the foregoing, it is understood and agreed that to the extent MAC files documents with the Securities and Exchange Commission and such documents contain the same information as required by subsections (1), (2), (3) (only with respect to subclause (3)), (4) and (5) above, the Borrower may deliver copies, which copies may be delivered electronically, of such forms with respect to the relevant time periods in lieu of the deliveries specified in such clauses.

7.2.          Certificates; Reports; Other Information.  The Borrower Parties shall furnish or cause to be furnished to the Administrative Agent, the Issuing Lender and each of the Lenders directly:

(1)           From time to time upon reasonable request by the Administrative Agent, a rent roll, tenant sales report and income statement with respect to any Project;

(2)           As soon as practicable and in any event by January 1st of each calendar year, (i) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all insurance coverage maintained as of the date of such report by the Borrower Parties and the Macerich Core Entities and the duration of such coverage and (ii) evidence that all premiums with respect to such coverage have been paid when due.

(3)           Promptly, such additional financial and other information, including, without limitation, information regarding the Borrower Parties, the Macerich Core Entities, any of such entities’ assets and Properties and the Wilmorite Acquisition as Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, such information as is necessary for any Lender to participate out any of its interests in the Obligations.

7.3.          Maintenance of Existence and Properties. The Borrower and MAC shall, and shall cause each of the Macerich Core Entities to, and the other Borrower Parties shall at all times: (1) maintain its corporate existence or existence as a limited partnership or limited liability company, as applicable; provided that a Macerich Core Entity (other than the Borrower, MAC, the Westcor Principal Entities or prior to the Wilmorite Release Date, the Wilmorite Principal Entity) (A) may change its form of organization from one type of legal entity to another to the extent otherwise permitted in this Agreement; (B) may effect a dissolution if such actions are taken subsequent to a Disposition of substantially all of its assets as otherwise permitted under this Agreement (including Section 8.4); and (C) may merge or consolidate with any Person as otherwise not prohibited by this Agreement (including Section 8.3); (2) maintain in full force and effect all rights, privileges, licenses, approvals, franchises, Properties and assets material to the conduct of its business; (3) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect; and (4) not permit, commit or suffer any waste or abandonment of any Project that will have a Material Adverse Effect.

7.4.          Inspection of Property; Books and Records; Discussions. The Borrower and MAC shall, and shall cause each of the Macerich Core Entities to, and the other Borrower Parties shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and shall permit representatives of the Administrative Agent, the Issuing Lender or any Lender to visit and inspect any of its properties and examine and make copies or abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired by the Administrative Agent, the Issuing Lender or any Lender, and to discuss the business, operations, properties and financial and other condition of Borrower Parties and the Macerich Core Entities with officers and employees of such Persons, and with their independent certified public accountants (provided that representatives of such Persons may be present at and participate in any such discussion).

7.5.          Notices. The Borrower shall promptly, but in any event within five Business Days after obtaining knowledge thereof, give written notice to the Administrative Agent, the Issuing Lender and each Lender directly of:

(1)           The occurrence of any Potential Default or Event of Default and what action the Borrower has taken, is taking, or is proposing to take in response thereto;

(2)           The institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower Parties or the Macerich Core Entities and not previously disclosed, which action, suit, proceeding, governmental investigation or arbitration (i) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, such Persons, in the Borrower’s reasonable judgment, to liability in an amount aggregating $10,000,000 or more and is or are not covered by insurance, or (ii) seeks injunctive or other relief which, if obtained, may have a Material Adverse Effect providing such other information as may be reasonably available to enable Administrative Agent and its counsel to evaluate such matters.  The Borrower, upon request of the Administrative Agent, shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration;

(3)           Any labor dispute to which the Borrower Parties or any of the Macerich Core Entities may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect;

(4)           The bankruptcy or cessation of operations of any tenant to which greater than 5% of either the Macerich Partnership’s or MAC’s share of consolidated minimum rent is attributable; or

(5)           Any event not disclosed pursuant to paragraphs (1) through (4) above which could reasonably be expected to result in a Material Adverse Effect.

7.6.          Expenses.  The Borrower shall pay all reasonable out-of-pocket expenses (including reasonable fees and disbursements of outside counsel):  (1) of the Administrative Agent incident to the preparation, negotiation and administration of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the syndication of the Commitments (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders, the Issuing Lender and the Administrative Agent under the Loan Documents, and (2) of the Administrative Agent, the Issuing Lender and each of the Lenders incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Obligations; provided that only one property inspection or site visit performed pursuant to Section 7.4 shall be paid for by the Borrower each year, unless a Potential Default or Event of Default has occurred and is continuing, in which case there shall be no limit to property inspections or site visits performed pursuant to Section 7.4, and the Borrower shall pay the costs associated with each such inspection and visit performed during such periods.  The obligations of the Borrower under this Section 7.6 shall survive payment of all other Obligations.

7.7.          Payment of Indemnified Taxes and Other Taxes and Charges.  The Borrower Parties shall, and shall cause each of the Macerich Core Entities to, file all tax returns required to be filed in any jurisdiction and, if applicable, and except with respect to taxes subject to any Good Faith Contest, pay and discharge all Indemnified Taxes and Other Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Indemnified Taxes and Other Taxes.

7.8.          Insurance.  The Borrower Parties shall, and shall cause each of the Macerich Core Entities, to maintain, to the extent commercially available, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (including, without limitation, fire, extended coverage, vandalism, malicious mischief, flood, earthquake, public liability, product liability, business interruption and terrorism) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower Parties or the Macerich Core Entities engage in business or own properties.

7.9.          Hazardous Materials. The Borrower Parties shall, and shall cause each of the Macerich Core Entities to, do the following:

(1)           Keep and maintain all Designated Environmental Properties in material compliance with any Hazardous Materials Laws unless the failure to so comply would not be reasonably expected to result in a material adverse effect to such Designated Environmental Property or the owner thereof.

(2)           Promptly cause the removal of any Hazardous Materials discharged, disposed of, or otherwise released in, on or under any Designated Environmental Properties that are in violation of any Hazardous Materials Laws and which would be reasonably expected to result in a material adverse effect to such Designated Environmental Property or the owner thereof, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a good faith contest.  In the course of carrying out such actions, the Borrower shall provide the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

(3)           Promptly advise the Administrative Agent, the Issuing Lender and each Lender in writing of any of the following:  (i) any Hazardous Material Claims known to the Borrower which would be reasonably expected to result in a material adverse effect to an Environmental Property or the owner thereof; (ii) the receipt of any notice of any alleged violation of Hazardous Materials Laws with respect to an Environmental Property (and the Borrower shall promptly provide the Administrative Agent, the Issuing Lender and Lenders with a copy of such notice of violation), provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (1) or (2) above; and (iii) the discovery of any occurrence or condition on any Designated Environmental Properties that could cause such Designated Environmental Properties or any part thereof to be in violation of clauses (1) or, if not promptly remediated, (2) above.  If the Administrative Agent, the Issuing Lender and/or any Lender shall be joined in any legal proceedings or actions initiated in connection with any Hazardous Materials Claims, each Borrower Party shall indemnify, defend, and hold harmless such Person with respect to any liabilities and out-of-pocket expenses arising with respect thereto, including reasonable attorneys’ fees and disbursements.

(4)           Comply with each of the covenants set forth in subsections (1), (2) and (3) of this Section 7.9 with respect to all other Properties of the Borrower and Macerich Core Entities unless the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

7.10.        Compliance with Laws and Contractual Obligations; Payment of Taxes.  The Borrower Parties shall, and shall cause each of the Macerich Core Entities to:  (1) comply, in all material respects, with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its business, and (2) comply, in all material respects, with all material Contractual Obligations.

7.11.        Further Assurances.  The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, promptly upon request by the Administrative Agent, the Issuing Lender or any Lender, do any acts or, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent, the Issuing Lender or such Lender, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent, the Issuing Lender and Lenders the rights granted or now or hereafter intended to be granted to the Issuing Lender or Lenders under any Loan Document or under any other document executed in connection therewith.

7.12.        Single Purpose Entities.  The Westcor Guarantors shall maintain themselves as Single Purpose Entities.  The Wilmorite Guarantors shall maintain themselves as Single Purpose Entities.

7.13.        REIT Status.  MAC shall maintain its status as a REIT and (i) all of the representations and warranties set forth in clauses (1), (2) and (4) of Section 6.18 shall remain true and correct at all times and (ii) all of the representations and warranties set forth in clause (3) of Section 6.18 shall remain true and correct in all material respects.  MAC will do or cause to be done all things necessary to maintain the listing of its Capital Stock on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System (or any successor thereof), and the Macerich Partnership will do or cause to be done all things necessary to cause it to be treated as a partnership for purposes of federal income taxation and the tax laws of any state or locality in which the Macerich Partnership is subject to taxation based on its income.

7.14.        Use of Proceeds.  The proceeds of the Loans will be used (i) to re-finance the Existing Credit Facility, (ii) to be available for general corporate purposes, (iii) to repay amounts outstanding under the Existing Term Loan, and (iv) to finance working capital needs.

7.15.        Management of Projects.  Except as set forth on Schedule 7.15, all Wholly-Owned Projects shall be managed by Subsidiaries of MAC pursuant to Master Management Agreements or, with respect to Wholly-Owned Projects of Westcor or Wilmorite, pursuant to agreements in place on the date hereof; provided that the Rochester Properties may be managed by the Rochester Manager pursuant to the Rochester Management Agreement.

ARTICLE 8.           Negative Covenants.  As an inducement to the Administrative Agent, the Issuing Lender and each Lender to enter into this Agreement, each of the Borrower  and MAC, jointly and severally, hereby covenants and agrees with the Administrative Agent, the Issuing Lender and each Lender that, as long as any Obligations remain unpaid:

8.1.          Liens.

(1)           The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to, create, incur, assume or suffer to exist, any Lien upon any of its Property except:

(A)          Liens that secure Secured Indebtedness otherwise permitted under this Agreement;

(B)           Permitted Encumbrances;

(C)           Other Liens which are the subject of a Good Faith Contest; and

(D)          Liens listed on Schedule 8.1.

(2)           No Liens on the Capital Stock held by MAC or any other Pledgor in any of the Borrower Parties shall be created or suffered to exist (other than Liens pursuant to the Pledge Agreements).  If any of the Borrower Parties or any of the Macerich Core Entities creates or suffers to exist any Lien upon the Capital Stock of any other Subsidiary Entity (other than Liens pursuant to the Pledge Agreements), as a condition to creating or permitting such Lien, the Borrower shall:  (i) cause the Obligations to be secured by a Lien that is equal and ratable with any and all other Indebtedness thereby secured, (ii) enter into valid and binding security agreements and execute and deliver such other documents (including UCC-1 financing statements) and instruments as the Administrative Agent deems appropriate in its sole good faith judgment to effect the rights set forth in subpart (i) above, and (iii) cause the holder of such Indebtedness secured by such Lien to enter into intercreditor arrangements with the Administrative Agent, for the benefit of the Lenders, in a form satisfactory to the Administrative Agent in its sole good faith judgment, to effect the rights set forth in subpart (i) above; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by the Administrative Agent or any Lender to any creation or assumption of any such Lien not permitted by the provisions of Section 8.1(1) above.

8.2.          Indebtedness.  The Borrower Parties may only incur, and permit the Macerich Core Entities to incur Indebtedness to the extent such Borrower Parties maintain compliance with the financial covenants set forth in Sections 8.12 below.  Without limiting the foregoing, the Borrower Parties shall not incur Secured Recourse Indebtedness in excess of 10% of Gross Asset Value at any time; provided, however that the Property at Queens Development

Project shall be excluded from such calculation.  The terms and conditions of any unsecured Indebtedness that is recourse to any Borrower Party may not be more restrictive in any material respect than the terms and conditions under this Agreement and the other Loan Documents.

8.3.          Fundamental Change.

(1)           None of MAC, the Borrower, the Westcor Principal Entities or prior to the Wilmorite Release Date, the Wilmorite Principal Entity shall do any or all of the following: merge or consolidate with any Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Properties and assets, whether now owned or hereafter acquired, or enter into any agreement to do any of the foregoing, unless, in the case of (i) a Westcor Principal Entity or the Wilmorite Principal Entity, a Macerich Core Entity is the surviving entity or the acquirer in any such merger, consolidation or sale of assets, and (ii) MAC or the Borrower is the surviving Person in any such merger or consolidation; provided that the Rochester Distribution shall not be prohibited by this Section 8.3(1).

(2)           None of the Borrower Parties shall, nor shall they permit any Macerich Core Entities to, engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are substantially similar, related or incidental thereto or other additional businesses that would not have a Material Adverse Effect.

8.4.          Dispositions.  The Borrower Parties shall not permit any of the following to occur:

(1)           Any Disposition by MAC of any of the Capital Stock of Macerich Partnership or any of the Westcor Guarantors or the Wilmorite Guarantors; provided that the forgoing shall not prohibit Macerich Partnership from issuing (i) partnership units as consideration for the acquisition of a Project otherwise permitted under this Agreement or (ii) profit participation units in connection with an employee ownership or similar plan;

(2)           Any Disposition by Macerich Partnership of any of the Capital Stock of any Westcor Guarantor or a Wilmorite Guarantor;

(3)           Any Disposition by any Westcor Guarantor of any of the Capital Stock of any Westcor Principal Entity;

(4)           Prior to the Wilmorite Release Date, any Disposition by any Wilmorite Guarantor of any of the Capital Stock of the Wilmorite Principal Entity; provided that (i) WHLP may consummate the Rochester Distribution in accordance with the provisions of the WHLP Partnership Agreement, and (ii) so long as no Potential Default or Event of Default shall have occurred and be continuing, WHLP may make cash distributions in accordance with Article 8 of the WHLP Partnership Agreement, provided that the Borrower Parties would be in compliance with the covenants in Section 8.12, calculated as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(1) or 7.1(2) and on a pro forma basis as if such cash distribution had occurred, and any Indebtedness incurred in connection therewith had been incurred, on the last day of such fiscal quarter (any distribution under this clause (ii), a “Permitted WHLP Cash Distribution”); and

(5)           Any Disposition by any Borrower Party or its Subsidiary Entities of any of its respective Properties if such Disposition would cause the Borrower Parties to be in violation of any of (a) the covenants set forth in Section 8.12 or (b) the limitations on Investments set forth in Section 8.5; provided that the Rochester Distribution shall not violate this Section 8.4(5).

8.5.          Investments.  The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to, directly or indirectly make any Investment, except that such Persons may make the Wilmorite Acquisition and also may make an Investment in the following, subject to the limitations set forth below:

Permitted Investment	Limitations
Wholly-Owned Raw Land

No Wholly-Owned Raw Land shall be acquired if the Aggregate Investment Value of such Wholly-Owned Raw Land, together with all Wholly-Owned Raw Land then owned by the Borrower Parties and their Subsidiary Entities, exceeds 5% of the Gross Asset Value

Individual Projects

No individual Project or Capital Stock in a Person owning an individual Project shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Project exceeds 10% of the Gross Asset Value

Portfolio of Projects

Multiple Projects or Capital Stock in Persons owning multiple Projects shall not be acquired in a single transaction or series of related transactions without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Projects exceeds 25% of the Gross Asset Value

Capital Stock of Joint Ventures in which the Macerich Partnership, MAC or any	No such Capital Stock shall be acquired without the consent of the

Permitted Investment	Limitations
Wholly-Owned Subsidiary is not a general partner or a managing member

Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Capital Stock and all other such Capital Stock then owned by the Borrower Parties and their Subsidiary Entities exceeds 5% of the Gross Asset Value

Capital Stock of Joint Ventures in which the Macerich Partnership, MAC or any Wholly-Owned Subsidiary is a general partner or a managing member

No such Capital Stock shall be acquired without the consent of the Administrative Agent and the Required Lenders if the Aggregate Investment Value of such Capital Stock and all other such Capital Stock then owned by the Borrower Parties and their Subsidiary Entities exceeds 50% of Gross Asset Value

Real Property Under Construction	The Aggregate Investment Value of all Real Property Under Construction shall not exceed 15% of the Gross Asset Value

MAC’s redemption of partnership units in Macerich Partnership in accordance with its Organizational Documents	Unlimited

First lien priority Mortgage Loans acquired by Macerich Partnership, MAC or any Wholly-Owned Subsidiary	The Aggregate Investment Value of all such Mortgage Loans shall not exceed 10% of the Gross Asset Value

Capital Stock of Management Companies	The Aggregate Investment Value of such Capital Stock shall not exceed 5% of Gross Asset Value

Cash and Cash Equivalents	Unlimited

Other Investments (exclusive of the other permitted Investment categories set forth in this Section 8.5)	The Aggregate Investment Value of such other Investments shall not exceed 1% of Gross Asset Value

8.6.          Transactions with Partners and Affiliates.  The Borrower Parties shall not, and shall not permit any of the Macerich Core Entities to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with a holder or holders of more than five percent (5%) of any class of equity Securities of MAC, or with any Affiliate of MAC which is not its Subsidiary (a “Transactional Affiliate”), except as set forth on Schedule 8.6 or except, as reasonably determined by the Administrative Agent, upon fair and reasonable terms no less favorable to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate; provided that any management agreement substantially in the form of the Master Management Agreements shall be deemed to satisfy the criteria set forth in this Section 8.6.

8.7.          Margin Regulations; Securities Laws.  Neither the Borrower nor any Macerich Core Entities shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

8.8.          Organizational Documents.  Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, MAC and the Borrower shall not, and shall not permit the Westcor Principal Entities or, prior to the Wilmorite Release Date, the Wilmorite Principal Entity to, Modify any of the terms or provisions in any of their respective Organizational Documents as in effect as of the Closing Date which would change in any material manner the rights and obligations of the parties to such Organizational Documents, except (a) any Modifications necessary for Macerich Partnership or MAC to issue more Capital Stock (provided such issuance does not otherwise violate the terms of this Agreement); (b) any Modifications which would not have an adverse effect on the Borrower Parties or their Subsidiaries or (c) Modifications which would have no adverse, substantive effect on the rights or interests of the Lenders in conjunction with the Loans or under the Loan Documents.

8.9.          Fiscal Year.  None of the Borrower Parties shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

8.10.        Senior Management.  The Macerich Partnership and MAC shall cause Art Coppola and either Ed Coppola or Thomas E. O’Hern to remain part of their senior management until the indefeasible payment in full of the Obligations.  In the event of death, incapacitation, retirement, or dismissal of any of these individuals, Macerich Partnership and MAC shall have 180 calendar days thereafter in which to retain a senior management replacement reasonably acceptable to the Required Lenders.

8.11.        Distributions.

(1)           MAC and Macerich Partnership shall not make (i) Distributions in any Fiscal Year in excess of the sum of (x) 95% of FFO plus (y) any realized gain resulting from Dispositions in such Fiscal Year; (ii) Distributions to acquire the Capital Stock of MAC to the extent such Distributions, individually or in the aggregate, exceed $75,000,000; (iii) Distributions during any period while an Event of Default under Section 9.1 has occurred and is continuing as a result of the Borrower’s failure to pay any principal or interest due under this

Agreement; or (iv) Distributions during any period that any other material non-monetary Event of Default, has occurred and is continuing, unless after taking into account all available funds of MAC from all other sources, such Distributions are required in order to enable MAC to continue to qualify as a REIT

(2)           Prior to the Wilmorite Release Date, WHLP shall not make Distributions in any Fiscal Year other than distributions of Available Cash (as defined in the WHLP Partnership Agreement) under and in accordance with the provisions of the WHLP Partnership Agreement except for (i) the Rochester Distribution and (ii) any Permitted WHLP Cash Distribution.

8.12.        Financial Covenants of Borrower Parties.

(1)           Minimum Tangible Net Worth. As of the last day of any Fiscal Quarter, Tangible Net Worth shall not be less than the sum of (a) $750,000,000, minus (b) 100% of the cumulative Depreciation and Amortization Expense deducted in determining Net Income for all Fiscal Quarters ending after June 30, 2004, plus (c) 90% of the sum, without duplication, of (i) cumulative net cash proceeds received from issuance of Capital Stock of MAC or Borrower after June 30, 2004, (ii) the value of assets acquired (net of indebtedness and excluding any assets acquired in a Carry Over Basis Transaction (such assets, the “Carry Over Basis Assets”)) through the issuance of Capital Stock of MAC or the Borrower after June 30, 2004 and (iii) the increase in Net Worth that occurs in connection with the Carry Over Basis Assets acquired in all Carry Over Basis Transactions that are consummated through the issuance of Capital Stock of MAC or Borrower after June 30, 2004.  For purposes of clause (c), “net” means net of underwriters’ discounts, commissions and other reasonable out-of-pocket expenses of issuance actually paid to any Person (other than a Borrower Party or any Affiliate of a Borrower Party).

(2)           Maximum Total Liabilities to Gross Asset Value. The ratio of Total Liabilities to Gross Asset Value (expressed as a percentage) shall not at any time be more than 65.0%.

(3)           Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than

At any time on or prior to October 31, 2006	1.70 to 1.

At any time after October 31, 2006	1.80 to 1.

(4)           Minimum Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.

(5)           Secured Debt to Gross Asset Value.  At any time through July 31, 2006, the Secured Indebtedness Ratio (expressed as a percentage) shall not exceed 55%.  At any time thereafter, the Secured Indebtedness Ratio (expressed as a percentage) shall not exceed 52.5%.

(6)           [RESERVED]

(7)           Maximum Floating Rate Debt.  The Borrower Parties shall maintain Hedging Obligations on a notional amount of Total Liabilities in respect of Borrowed Indebtedness so that such notional amount, when added to the aggregate principal amount of such Total Liabilities which bears interest at a fixed rate, equals or exceeds 65% of the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness.

ARTICLE 9.           Events of Default.  Upon the occurrence of any of the following events (an “Event of Default”):

9.1.          The Borrower shall fail to make any payment of principal or interest on the  Loans or pay any reimbursement obligation in respect of any LC Disbursement on the date when due or shall fail to pay any other Obligation within three days of the date when due; or

9.2.          Any representation or warranty made by the Borrower Parties in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

9.3.          Any of the Borrower Parties shall default in the observance or performance of any covenant or agreement contained in Section 1.4(11), Article 8 or Sections 7.3(1), 7.5(1), 7.13, and 7.14; or

9.4.          Any of the Borrower Parties shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days following the date a Responsible Officer of such Borrower Party knew of such failure or Borrower Party received notice thereof from Administrative Agent; or

9.5.          Any of the Borrower Parties, or any Macerich Core Entities, shall default in any payment of principal of or interest on any recourse Indebtedness (other than the Obligations) in an aggregate unpaid amount for all such Persons in excess of $15,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

9.6.          Any of the Borrower Parties, or any of the Macerich Core Entities, shall default in any payment of principal of or interest on any non-recourse Indebtedness in an aggregate amount for all such Persons in excess of $100,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such non-recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; or

9.7.          (1) Any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary), shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (2) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (3) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary)  any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) days from the entry thereof; or (4) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

9.8.          (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any of the Borrower Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Borrower Parties or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $50,000,000 or (3) any of the Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

9.9.          One or more judgments or decrees in an aggregate amount in excess of $10,000,000 (excluding judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles) shall be entered and be outstanding at any date against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal (or otherwise secured in a manner satisfactory to Administrative Agent in its reasonable judgment) within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

9.10.        Any Guarantor shall attempt to rescind or revoke its Guaranty, with respect to future transactions or otherwise, or shall fail to observe or perform any term or provision of the Guaranties; or

9.11.        MAC shall fail to maintain its status as a REIT; or

9.12.        The Capital Stock of MAC is no longer listed on the NYSE or Nasdaq National Market System; or

9.13.        There shall occur an Event of Default under the Existing Term Facility or the New Term and Interim Loan Facility; or

9.14.        Any Event of Default shall occur under any of the other Loan Documents; or

9.15.        There shall occur a Change of Control;

THEN,

automatically upon the occurrence of an Event of Default under Section 9.7 above, and in all other cases at the option of the Administrative Agent or at the request or with the consent of the Required Lenders:  (i) the Commitments shall terminate; (ii) the Administrative Agent may exercise, on behalf of the Lenders, all rights and remedies under the Guaranties and any other collateral documents entered into with respect to the Loans; (iii) the outstanding principal balance of the Loans and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties, and (iv) the Administrative Agent and the Lenders may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, without limitation, under the other Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive.

ARTICLE 10.         The Agents.

10.1.        Appointment.  Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agents of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent, as the agents for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any of the Agents.  Each Lender acknowledges and agrees that it shall be bound by all terms and conditions of the Pledge Agreements and the Guaranties.  No modifications of any provision of the Loan Documents relating to the Collateral Agent shall be effective without the written consent of the Collateral Agent.

10.2.        Delegation of Duties.  The Administrative Agent and the Collateral Agent may execute any of  their respective duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3.        Exculpatory Provisions.  None of the Administrative Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders or the Issuing Lender for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations hereunder.  The Administrative Agent and all other Agents shall not be under any obligation to any Lender or the Issuing Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

10.4.        Reliance by the Agents.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  As to the Lenders and the Issuing Lender:  (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders and the Issuing Lender (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders and the Issuing Lender ratably in accordance with their respective Applicable Percentage against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct); (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; (3) the Collateral Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Benefited Creditors (or, if a provision of any Loan Document expressly provides that a greater percentage of Benefited Creditors are required to direct the action of the Collateral Agent, such greater number of Benefited Creditors) or it shall first be indemnified to its satisfaction by the Benefited Creditors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Collateral Agent’s gross negligence or willful misconduct), and (4) the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required

Benefited Creditors (or, if a provision of any Loan Document expressly provides that a greater percentage of Benefited Creditors are required to direct the action of the Collateral Agent, such greater number of Benefited Creditors), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Benefited Creditors.

10.5.        Notice of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent, as the case may be, has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice and a Potential Default has occurred, the Administrative Agent shall promptly give notice thereof to the Collateral Agent and the Lenders.  The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement, the Pledge Agreements or the Guaranties expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders or Benefited Creditors, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders or Benefited Creditors).  The Collateral Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Benefited Creditors; provided that, unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Benefited Creditors (except to the extent that this Agreement, the Pledge Agreements or the Guaranties expressly require that such action be taken or not taken by the Collateral Agent with the consent or upon the authorization of the Required Benefited Creditors, in which case such action will be taken or not taken as directed by the Required Benefited Creditors).

10.6.        Non-Reliance on Agents and Other Lenders.  Each of the Lenders and the Issuing Lender expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender or the Issuing Lender.  Each of the Lenders and the Issuing Lender represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender or the Issuing Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement.  Each Lender and the Issuing Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender or the Issuing Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders and the Issuing Lender by the Administrative Agent hereunder, the Administrative Agent, the other Agents shall not have any duty or responsibility to provide any Lender or the Issuing Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or other Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.        Indemnification.  The Lenders and the Issuing Lender agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Applicable Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender, nor the Issuing Lender, shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct, respectively.  The provisions of this Section 10.7 shall survive the indefeasible payment of the Obligations, the Commitment Termination Date and the termination of this Agreement.

10.8.        Agents in Their Individual Capacity.  The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Collateral Agent, a Syndication Agent or an Agent hereunder.  With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Collateral Agent, a Syndication Agent or an Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Collateral Agent, each Syndication Agent and each other Agent in its individual capacity.

10.9.        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent shall resign, then the Lenders and the Issuing Lender (other than the Lender resigning as Administrative Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint from among the Lenders a successor agent or, if the Lenders and the Issuing Lender are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders and the Issuing Lender whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10.      Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders.  If the Collateral Agent shall resign, then the Required Benefited Creditors (as determined by excluding the Benefited Creditor resigning as the Collateral Agent) shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if such Required Benefited Creditors are unable to agree on the appointment of a successor agent, the Collateral Agent shall appoint a successor agent for the Benefited Creditors whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Loan Documents.

10.11       Limitations on Agents’ Liability.  None of the Co-Syndication Agents, the Co-Documentation Agent, the Senior Managing Agents, or the Co-Lead Arrangers, in such capacities, shall have any right, power, obligation, liability, responsibility or duty under this Agreement.

ARTICLE 11.         Miscellaneous Provisions.

11.1.        No Assignment by the Borrower.  None of the Borrower Parties may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent and one hundred percent (100%) of the Lenders and the Issuing Lender.  Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent, the Issuing Lender and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

11.2.        Modification.  Neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, the Guarantor, the Borrower and, except with respect to the Modifications and waivers described in the next sentence requiring unanimous approval of the Lenders, the Required Lenders.  Notwithstanding the foregoing, no such Modification or waiver shall, without the prior written consent of one hundred percent (100%) of the Lenders and the Issuing Lender:  (1) reduce the principal of, or rate of interest on, any Loan or any LC Disbursement or fees payable hereunder, (2) except as expressly contemplated by this Section 11.2 and Section 11.8 below, modify the Commitment of any Lender or the Issuing Lender, (3) Modify the definition of “Required Lenders”, (4) extend or waive any scheduled payment date for any principal, interest or fees, (5) release MAC from its obligations under the REIT Guaranty, or release the Macerich Partnership from its obligation to repay the Loans and LC Disbursements hereunder, (6) Modify this Section 11.2, or (7) Modify any provision of the Loan Documents which by its terms requires the consent or approval of one hundred percent (100%) of the Lenders and the Issuing Lender.  Further, it is expressly agreed and understood that the failure by the Required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the Commitments of the Lenders and the Issuing Lender hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement.  No Modification of any provision of the Loan Documents relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.

11.3.        Cumulative Rights; No Waiver.  The rights, powers and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent, the Issuing Lender and the Lenders relating hereto, at law, in equity or otherwise.  Any delay or failure by Administrative Agent, the Issuing Lender and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent, the Issuing Lender or the Lenders, and no single or partial exercise by the Administrative Agent, the Issuing Lender or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11.4.        Entire Agreement.  This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11.5.        Survival.  All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11.6.        Notices.  All notices given by any party to the others under this Agreement and the other Loan Documents shall be in writing unless otherwise provided for herein, and any such notice shall become effective (i) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (ii) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (iii) in the case of notice by a telecommunications device, when properly transmitted, in each case addressed to the party at the address set forth on Schedule 11.6 attached hereto.  Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein.  Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

11.7.        Governing Law.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law rules.

11.8.        Assignments, Participations, Etc.

(1)           With the prior written consent of the Administrative Agent and, but only if there has not occurred and is continuing an Event of Default or Potential Default, MAC, in each case such consents not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of MAC or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate) (each an “Assignee”) all or any part of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Obligations held by such Lender hereunder, in a minimum amount of $5 million (or (A) if such Assignee is another Lender or an Affiliate of a Lender, $1 million, or such lesser amount as agreed by the Administrative Agent; and (B) if such Lender’s Commitment is less than $5 million, one hundred percent (100%) thereof); provided, however, that MAC, the Borrower, the Issuing Lender and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower, the Issuing Lender and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement and (iii) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500.

(A)          From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee:  (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments resulting therefrom.

(2)           Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Applicable Percentage of the Commitments.

(3)           Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it) (the “Originating Lender”); provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower, the Issuing Lender and the Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents.  In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.5, 2.6 and 2.7 (and subject to the burdens of Sections 2.8 and 11.8 above) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 11.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(4)           Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it) to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned interests made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned interests to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

11.9.        Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement.

11.10.      Sharing of Payments.  If any Lender or the Issuing Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s or the Issuing Lender’s Applicable Percentage, then such Lender or Issuing Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  Each Lender and the Issuing Lender are hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender or the Issuing Lender.  Each of the Lenders and the Issuing Lender hereby agree to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender or Issuing Lender.

11.11.      Confidentiality.  Each Lender and the Issuing Lender agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information:  (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or the Issuing Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders or the Issuing Lender to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information.  Nothing contained herein shall restrict any Lender or the Issuing Lender from disclosing such information (i) at the request or pursuant to any requirement of any Governmental Authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, the Issuing Lender, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s or Issuing Lender’s independent auditors and other professional advisors; and (vii) to any Participant or Assignee and to any prospective Participant or Assignee, provided that each Participant and Assignee or prospective Participant or Assignee first agrees to be bound by the provisions of this Section 11.11.

11.12.      Consent to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH OF THE BORROWER, MAC, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWER, MAC, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE BORROWER, MAC, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS

EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

11.13.      Waiver of Jury Trial.  EACH OF THE BORROWER, MAC, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE BORROWER, MAC, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14.      Indemnity.  Whether or not the transactions contemplated hereby are consummated, each of the Borrower Parties shall, jointly and severally, indemnify and hold the Administrative Agent, the other Agents, the Issuing Lender and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following the Commitment Termination Date and the termination, resignation or replacement of the Administrative Agent, the Issuing Lender or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section 11.14 shall survive payment of all other Obligations.

11.15.      Telephonic Instruction.  Any agreement of the Administrative Agent, the Issuing Lender and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower.  The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Lender and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Lender or the Lenders in reliance upon such telephonic notice.  The obligation of the Borrower to repay the Loans and the LC Disbursements shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Issuing Lender and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent, the Issuing Lender and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Lender and the Lenders to be contained in the telephonic notice.

11.16.      Marshalling; Payments Set Aside.  Neither the Administrative Agent, the Collateral Agent, the Issuing Lender nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Obligations.  To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent, the Issuing Lender or the Lenders, or the Administrative Agent, the Collateral Agent, the Issuing Lender or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent.

11.17.      Set-off.  In addition to any rights and remedies of the Lenders and the Issuing Lender provided by law, if an Event of Default exists, each Lender and the Issuing Lender is authorized at any time and from time to time, without prior notice to the Borrower Parties, any such notice being waived by the Borrower Parties to the fullest extent permitted by law, to set off and apply in favor of the Benefited Creditors any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender or the Issuing Lender to or for the credit or the account of the Borrower Parties against any and all Aggregate Obligations owing to the Benefited Creditors, now or hereafter existing, irrespective of whether or not the Administrative Agent, the Collateral Agent or such Lender or Issuing Lender shall have made demand under this Agreement or any Loan Document and although such Aggregate Obligations may be contingent or unmatured.  Each Lender and Issuing Lender agrees promptly to (i) notify the Borrower Parties, the Administrative Agent and the Collateral Agent after any such set-off and application made by such Lender or Issuing Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Collateral Agent for the ratable benefit of the Benefited Creditors.

11.18.      Severability.  The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11.19.      No Third Parties Benefited.  This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders, the Issuing Lender, the Agents, and the other Benefited Parties, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.20.      Time.  Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.21.      Effectiveness of Agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by the Borrower, MAC, the other Borrower Parties party to this Agreement, the Required Lenders, the Collateral Agent and the Administrative Agent and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

11.22.      References to “Credit Agreement”.  All references in the Notes and other Loan Documents to the “Credit Agreement” shall refer to this $1,000,000,000 Amended and Restated Revolving Loan Facility Credit Agreement, as the same may be Modified.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership

By:	The Macerich Company, a Maryland corporation, Its general partner

By:
		Name:	Richard A. Bayer
		Title:	Executive Vice President, Secretary and General Counsel

GUARANTOR:

THE MACERICH COMPANY, a Maryland corporation

By:
	Name:	Richard A. Bayer
	Title:	Executive Vice President, Secretary and General Counsel

LENDERS AND AGENTS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and a Lender

By:
	Name:	James Rolison
	Title:	Director

By:
	Name:	Linda Wang
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

EUROHYPO AG, NEW YORK BRANCH

By:
Name:
Title:

ING REAL ESTATE FINANCE (USA) LLC,
a Delaware limited liability company

By:
Name:
Title:

BANK OF AMERICA, N.A.,

By:
Name:
Title:

COMMERZBANK AG, NEW YORK and GRAND CAYMAN BRANCHES

By:
Name:
Title:

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

KEY BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

HYPO REAL ESTATE CAPITAL CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

COMERICA BANK

By:
Name:
Title:

DEKABANK DEUTSCHE GIROZENTRALE

By:
Name:
Title:

CALIFORNIA BANK & TRUST, a California banking corporation

By:
Name:
Title:

CALYON

By:
Name:
Title:

BANK OF THE WEST

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON

By:
Name:
Title:

SOCIETE GENERALE

By:
Name:
Title:

ERSTE BANK

By:
Name:
Title:

UNION BANK OF CALIFORNIA

By:
Name:
Title:

ALLIED IRISH BANK

By:
Name:
Title:

SOVEREIGN BANK

By:
Name:
Title:

SENIOR DEBT PORTFOLIO

By: Boston Management and Research, as Investment Advisor

By:
Name:
Title:

GRAYSON & CO

By: Boston Management and Research, as Investment Advisor

By:
Name:
Title:

EATON VANCE SENIOR INSTITUTIONAL LOAN FUND

By: Eaton Vance Management, as Investment Advisor

By:
Name:
Title:

NATIONAL CITY BANK

By:
Name:
Title:

Revolver Facility

ANNEX I:  GLOSSARY

EXECUTION COPY

ANNEX I:  GLOSSARY

THIS GLOSSARY is attached to and made a part of that certain Amended and Restated Credit Agreement (the “Credit Agreement”) made and dated as of April 25, 2005, by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware (“Macerich Partnership”), AS BORROWER; THE MACERICH COMPANY, a Maryland corporation (“MAC”); MACERICH WRLP II CORP., a Delaware corporation (“Macerich WRLP II Corp.”); MACERICH WRLP II, a Delaware limited partnership (“Macerich WRLP II LP”); MACERICH WRLP CORP., a Delaware corporation (“Macerich WRLP Corp.”); MACERICH WRLP LLC, a Delaware limited liability company (“Macerich WRLP LLC”); MACERICH TWC II CORP., a Delaware corporation (“Macerich TWC Corp.”); MACERICH TWC II LLC, a Delaware limited liability company (“Macerich TWC LLC”); MACERICH WALLEYE LLC, a Delaware limited liability company (“Macerich Walleye LLC”); IMI WALLEYE LLC, a Delaware limited liability company (“IMI Walleye LLC”); and WALLEYE RETAIL INVESTMENTS LLC, a Delaware limited liability company (“Walleye Investments LLC”), AS GUARANTORS; THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively and severally, the “Lenders”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Benefited Creditors.  For purposes of the Credit Agreement and the other Loan Documents, the terms set forth below shall have the following meanings:

 “Act” shall have the meaning given such term in Section 6.13 of the Credit Agreement.

“Administrative Agent” shall have the meaning given such term in the introductory paragraph of the Credit Agreement and shall include any successor to DBTCA as the initial “Administrative Agent” thereunder.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  “Control” as used herein means the power to direct the management and policies of such Person.  In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.

“Affiliate Guarantors” shall mean, jointly and severally, Macerich Great Falls Limited Partnership, a California limited partnership, Macerich Oklahoma Limited Partnership, a California limited partnership, Macerich Westside Adjacent Limited Partnership, a California limited partnership, Macerich Sassafras Limited Partnership, a California limited partnership, Northgate Mall Associates, a California general

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partnership, and any other guarantors executing Supplemental Guaranties in accordance with Section 4.1 of the Credit Agreement.

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Syndication Agent, the Joint Bookrunning Managers, the Co-Documentation Agents, the Senior Managing Agents and any other Persons acting in the capacity of an agent for the Lenders or the Benefited Creditors under the Credit Agreement, together with their permitted successors and assigns.

 “Aggregate Investment Value” shall mean for each permitted Investment identified in Section 8.5 of the Credit Agreement (and any related Property referred to in such Section), the greater of (i) the purchase price of such Investment (and related Property); or (ii) that portion of the Gross Asset Value represented by the relevant Investment (and related Property) as calculated in the most recent Measuring Period; provided, however, that all Real Property Under Construction shall be valued at the out-of-pocket costs incurred by the applicable Borrower Parties or their Subsidiary Entities in respect of such Real Property Under Construction.

“Aggregate Obligations” shall have the meaning given such term in the Pledge Agreements.

“Anti-Terrorism Laws” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“Applicable Base Rate” shall mean, with respect to any Base Rate Loan for the Interest Period applicable to such Base Rate Loan, the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the percentage (per annum) set forth below which corresponds to the applicable ratio of Total Liabilities to Gross Asset Value (expressed as a percentage) as measured at the end of each Fiscal Quarter:

Ratio of Total Liabilities to Gross Asset Value	Base Rate Spread

Less than 50%	.15%

Greater than or equal to 50% but less than 55%	.35%

Greater than or equal to 55% but less than 60%	.50%

Greater than or equal to 60%	.70%

Notwithstanding the foregoing, if the Compliance Certificate is not delivered pursuant to the Credit Agreement for purposes of calculating the ratio of Total Liabilities to Gross

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Asset Value (or if such calculation cannot be made for any other reason), then the “Base Spread” above shall be .70%.  Any change in the Applicable Base Rate resulting from a change in the ratio of Total Liabilities to Gross Asset Value shall not take effect until the fifth Business Day after the Compliance Certificate with respect to a Fiscal Quarter is (or is required to be) delivered.

“Applicable LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the per annum rate equal to the Reserve Adjusted LIBO Rate plus the percentage (per annum) set forth below which corresponds to the applicable ratio of Total Liabilities to Gross Asset Value (expressed as a percentage) as measured at the end of each Fiscal Quarter:

Ratio of Total Liabilities to Gross Asset Value	LIBO Spread

Less than 50%	1.15%

Greater than or equal to 50% but less than 55%	1.35%

Greater than or equal to 55% but less than 60%	1.50%

Greater than or equal to 60%	1.70%

Notwithstanding the foregoing, if the Compliance Certificate is not delivered pursuant to the Credit Agreement for purposes of calculating the ratio of Total Liabilities to Gross Asset Value (or if such calculation cannot be made for any other reason), then the “LIBO Spread” above shall be 1.70%.  Any change in the Applicable LIBO Rate resulting from a change in the ratio of Total Liabilities to Gross Asset Value shall not take effect until the fifth Business Day after the Compliance Certificate with respect to a Fiscal Quarter is (or is required to be) delivered.

“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments in accordance with Section 11.8.

“Applicable Unused Line Fee Percentage” means, for any day, with respect to the unused line fee payable under Section 2.11 of the Credit Agreement, the applicable rate per annum set forth below under the caption “Unused Line Fee Rate” based upon the average daily Usage Percentage during the immediately preceding month or shorter period if calculated on the Commitment Termination Date:

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Usage Percentage	Unused Line Fee Rate
Less than 33%	0.35%
Greater than or equal to 33% but less than or equal to 66%	0.25%
Greater than 66% but less than and not including 100%	0.15%

“Assignee” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“Assignment and Acceptance Agreement” shall mean an agreement in the form of that attached to the Credit Agreement as Exhibit E.

“Availability Period” shall mean the period from and including the Original Closing Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Base Rate” shall mean on any day the higher of:  (a) the Prime Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.50%).

“Base Rate Borrowing”, when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Base Rate.

“Base Rate Loan”, when used in reference to any Loan, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Base Rate.

“Benefited Creditors” shall have the meaning given such term in the Pledge Agreements.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the

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Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

 “Book Value” shall mean the book value of such asset or property, without regard to any related Indebtedness.

“Borrowed Indebtedness”  of any Person means, without duplication, (A) all obligations for borrowed money of such Person, (B) all liabilities and obligations, contingent or otherwise, evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (C) all obligations payable in cash (excluding obligations payable in cash or Capital Stock, at the option of a Borrower Party) for the deferred purchase price of real property acquired by such Person (excluding obligations arising in the ordinary course of business but including all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to any real property acquired by such Person), (D) all obligations for borrowed money secured by any Lien upon or in any real property owned by such Person whether or not such Person has assumed or become liable for the payment of such obligations for borrowed money and (E) all obligations of the type described in any of clauses (A) through (D) above which are guaranteed, directly or indirectly, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person.  Borrowed Indebtedness shall not include (i) Indebtedness set forth on Schedule 6.21 to the Credit Agreement, (ii) Indebtedness incurred for the purpose of acquiring one or more items of personal property, or (iii) guaranties or indemnities executed by the Borrower Parties in respect of Indebtedness secured by a Permitted Mortgage to the extent either: (A) such guaranty or indemnity has been incurred in respect of customary exclusions from the non-recourse provisions of the applicable Permitted Mortgage (including any customary exclusion in respect of environmental liabilities); or (B) such Indebtedness has been incurred for the purpose of financing the construction or development of Real Property owned by any Subsidiary of the Borrower Parties.

“Borrower” shall mean the Macerich Partnership.

“Borrower Parties” shall mean, jointly and severally, each of the Borrower and the Guarantors.

“Borrowing” shall mean (a) all Base Rate Loans made, converted or continued on the same date, or (b) all LIBO Rate Loans of the same Interest Period.  For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 1.3 of the Credit Agreement.

“Broadway Plaza Property” shall mean Real Property and improvements located at 1275 Broadway Plaza, Walnut Creek, CA 94596, commonly referred to as “Broadway

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Plaza” and owned by Macerich Northwestern Associates, a California general partnership.

“Bullet Payment” shall mean any payment of the entire unpaid balance of any Indebtedness at its final maturity other than the final payment with respect to a loan that is fully amortized over its term.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or obligated to close their regular banking business; provided that the term “Business Day” as used with respect to the Letter of Credit provisions of the Credit Agreement (including, without limitation, Section 1.4 of the Credit Agreement) shall be defined as otherwise set forth above but shall not include the reference to “Los Angeles, California”; provided, further, when the term “Business Day” is used in connection with a LIBO Rate Loan or LIBO Rate Borrowing (including the definition of “Interest Period” as it relates to LIBO Rate Loans), the term “Business Day” shall also exclude any day on which commercial banks in London, England and Frankfurt, Germany are not open for domestic and international business.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Loan Fees” shall mean, with respect to the Macerich Entities, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person.

“Carry Over Basis Transaction”  shall mean any transaction in which the acquired assets have a carry over basis and are not marked to market at the time of such acquisition.

“Cash Equivalents” shall mean, with respect to any Person:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired by a United States

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federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof of Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“CERCLIS” shall have the meaning given such term in Section 6.15 of the Credit Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of the Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of the Credit Agreement or (c) compliance by any Lender or the Issuing Lender (or by any lending office of such Lender or Issuing Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of the Credit Agreement; provided, however, that (i) no Change in Law shall be deemed to have occurred with respect to any Assignee or Participant until after the date on which such Assignee or Participant acquired its interest as an Assignee or Participant under this Agreement and (ii) clause (i) of this proviso shall not apply to any Change in Law with respect to (x) any Assignee to the extent such Change in Law was applicable to the assignor Lender on the effective date of the Assignment and Assumption Agreement pursuant to which such Assignee became a Lender or (y) any Participant to the extent such Change in Law was applicable to the Originating Lender on the effective date of the agreement pursuant to which such Participant became a Participant.

“Change of Control” shall mean, with respect to MAC, the occurrence of either of the following:  (i) a change in the beneficial ownership within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 of more than twenty-five percent (25%) of the Capital Stock of MAC having general voting rights so that such Capital Stock is held by a Person, or two (2) or more Persons acting in concert, unless the Administrative Agent and the Required Lenders have approved in advance in writing the identity of such Person or Persons or (ii) the resignation or removal from the Board of Directors of fifty percent (50%) or more of the members of MAC’s Board of Directors during any twelve (12) month period for any reason other than death, disability or voluntary retirement or personal reasons, unless otherwise approved in advance in writing by the Required Lenders.

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“Closing Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit F.

“Closing Date” shall mean the date as of which all conditions set forth in Section 5.1 of the Credit Agreement shall have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Co-Documentation Agents” shall mean Commerzbank AG, New York, Eurohypo AG and Wells Fargo Bank, National Association in their respective capacities as co-documentation agents for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Collateral Agent” shall mean DBTCA in its capacity as collateral agent for the benefit of the Benefited Creditors, together with its permitted successors and assigns.

“Commencement of Construction” shall mean with respect to any Real Property, the commencement of material on-site work (including grading) or the commencement of a work of improvement of such property.

“Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate amount that such Lender’s Revolving Credit Exposure could be at any time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 1.7 of the Credit Agreement or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8 of the Credit Agreement.  The initial amount of each Lender’s Commitment is set forth on Schedule G-1, or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Commitment Termination Date” shall mean initially the Original Commitment Termination Date; provided that the “Commitment Termination Date” shall mean the Extended Commitment Termination Date if the Borrower extends the Original Commitment Termination Date in accordance with the terms and conditions of Section 1.7(5) of the Credit Agreement.  The Commitment Termination Date shall be subject to acceleration upon an Event of Default as otherwise provided in the Credit Agreement.

“Commitment Termination LC Exposure Deposit” shall have the meaning given such term in Section 1.4(11)(A) of the Credit Agreement.

“Compliance Certificate” shall mean a certificate in the form of that attached to the Credit Agreement as Exhibit G.

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“Construction-in-Process” means, with respect to any Real Property Under Construction, the aggregate amount of expenditures classified as “construction-in-process” on the balance sheet of the Consolidated Entities, with respect thereto.

“Consolidated Entities” means, collectively, (i) the Borrower Parties, (ii) MAC’s Subsidiaries and (iii) any other Person the accounts of which are consolidated with those of MAC in the consolidated financial statements of MAC in accordance with GAAP.

“Contact Office” shall mean the office of DBTCA located at Deutsche Bank Trust Company Americas, 90 Hudson Street Mail Stop:  JCY05-0511 Jersey City, NJ 07302 Attn:  Joseph Adamo, or such other offices in New York, New York as the Administrative Agent may notify the Borrower, the Lenders and the Issuing Lender from time to time in writing.

“Contingent Obligation” as to any Person shall mean, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Person required to be delivered pursuant hereto.  Notwithstanding anything contained herein to the contrary, guarantees of completion and non-recourse carve outs in secured loans shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower Party or their respective Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, and (ii) in the case of a

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guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” shall mean the Credit Agreement defined in the introductory paragraph of this Glossary, as the same may be Modified, extended or replaced from time to time.

“DBTCA” shall mean Deutsche Bank Trust Company Americas.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Loan required to be made by such Lender to the Borrower pursuant to Section 1.5 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 1.5(2) as of such time.

“Defaulting Lender” means, at any time, any Lender that, at such time owes a Defaulted Advance.

“De Minimus Subsidiary” shall mean any Subsidiary or Subsidiaries which in the aggregate represents less than one percent of Gross Asset Value of the Consolidated Entities.

“Depreciation and Amortization Expense” shall mean (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Consolidated Entities, plus (ii) any Consolidated Entity’s pro rata share of depreciation and amortization expenses of Joint Ventures. For purposes of this definition, MAC’s pro rata share of depreciation and amortization expense of any Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Designated Environmental Properties” shall have the meaning given such term in Section 6.15 of the Credit Agreement.

“Disposition” shall mean the sale, conveyance, pledge, hypothecation, encumbrance, creation of a security interest with respect to, or other transfer, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in a Property, including any sale, conveyance, pledge, hypothecation, encumbrance, creation of a security interest with respect to, or other transfer, at any tier, of any ownership

10

interest in any Macerich Entity; provided, however, that Disposition shall not include any Permitted Encumbrances or any Distributions to another Macerich Entity; provided further that such exclusion of Permitted Encumbrances shall not apply to the Dispositions described in Sections 8.4(1), 8.4(2), and 8.4(3) of the Credit Agreement.  “Disposition” shall not include the sale of any ancillary building pad site within a Project provided that the consideration received for such transaction does not exceed $1,000,000 for any Project and $5,000,000 in the aggregate for all Projects and shall not include any ground lease.

“Disposition Promissory Note” shall mean any promissory note received as consideration for the Disposition of a Property subject to Section 3.3 of the Credit Agreement.

 “Disqualified Capital Stock” shall mean with respect to any Person any Capital Stock of such Person (other than preferred stock of MAC issued and outstanding on the Closing Date) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), is required to be redeemed or is redeemable for cash at the option of the holder thereof, in whole or in part (including by operation of a sinking fund), or is exchangeable for Indebtedness (other than at the option of such Person), in whole or in part, at any time.

“Distribution” shall mean with respect to MAC, Macerich Partnership or, prior to the Wilmorite Release Date, WHLP: (i) any distribution of cash or Cash Equivalent, directly or indirectly, to the partners or holders of Capital Stock of such Persons, or any other distribution on or in respect of any partnership, company or equity interests of such Persons; and (ii) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Persons, other than: (1) dividends payable solely in shares of common stock by MAC; or (2) the purchase, redemption, exchange, or other retirement of any shares of any class of Capital Stock of such Persons, directly or indirectly through a Subsidiary of MAC or otherwise, (A) to the extent such purchase, redemption, exchange, or other retirement occurs in exchange for the issuance of Capital Stock of MAC or Macerich Partnership or (B) with respect to WHLP, to the extent such purchase, redemption, or other retirement occurs in exchange for the issuance of Capital Stock of WHLP, MAC or Macerich Partnership in accordance with the provisions of the WHLP Partnership Agreement.

“Dollar” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for the twelve months then most recently ended, solely with respect to the Consolidated Entities, Net Income, plus (without duplication) (A) Interest Expense, (B) Tax Expense, (C) Depreciation and Amortization Expense and (D) noncash charges for stock options, in each case for such period.

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 “Eligible Assignee” shall mean any of the following:

(a)           A commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;

(b)           A commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c)           A Person that is engaged in the business of commercial banking and that is:  (1) an Affiliate of a Lender or the Issuing Lender, (2) an Affiliate of a Person of which a Lender or the Issuing Lender is an Affiliate, or (3) a Person of which a Lender or the Issuing Lender is a Subsidiary;

(d)           An insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which in vests in bank loans and has a net worth of $500,000,000; or

(e)           Any fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000;

provided, however, that no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person:  (i) such Person is able to make its Applicable Percentage of the Commitments in U.S. dollars, and (ii) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.10(5) of the Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Consolidated Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or notification that a multiemployer is in

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reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Consolidated Entity to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

“Eurodollar Business Day” shall mean a Business Day on which commercial banks in London, England and Frankfurt, Germany are open for domestic and international business.

“Event of Default” shall have the meaning given such term in Section 9 of the Credit Agreement.

“Evidence of No Withholding” shall have the meaning given such term in Section 2.10(5) of the Credit Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any state, locality or foreign jurisdiction under the laws of which such recipient is organized or in which it maintains an office or permanent establishment, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any Lender), that is imposed on amounts payable to such Lender at the time such Lender becomes a party to the Credit Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.10(5) or Section 2.10(6) of the Credit Agreement, except to the extent any such withholding taxes were imposed on the Lender’s predecessor in interest (or former lending office); provided, however, Excluded Taxes shall not include any withholding tax resulting from any inability to comply with Section 2.10(5) or Section 2.10(6) of the Credit Agreement solely by reason of there having occurred a Change in Law.

“Executive Order” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“Existing Credit Agreement” shall have the meaning set forth in Recital A of the Credit Agreement.

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“Existing Lender” shall have the meaning set forth in Recital A of the Credit Agreement.

“Existing Term Credit Agreement” shall mean that certain Credit Agreement evidencing the Existing Term Facility, amended and restated as of April 25, 2005, by and among the Borrower, as borrower, MAC and the other guarantors signatory thereto, the lenders signatory thereto and DBTCA, as administrative agent and collateral agent.

“Existing Term Facility” shall mean that certain credit facility evidenced by the Existing Term Credit Agreement, which provides for the funding of a term loan to the Macerich Partnership in the aggregate commitment amount of, as of the date hereof, $250 million.

“Extended Commitment Termination Date” shall have the meaning given such term in Section 1.7(5) of the Credit Agreement.

“Extension Fee” shall have the meaning given such term in Section 1.7(5)(B) of the Credit Agreement.

“Facing Fee” shall have the meaning given such term in Section 2.11(2)(B) of the Credit Agreement.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 1:00 p.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” shall mean that certain Fee Letter dated as of the date of the Existing Credit Agreement entered into by the Borrower and the Administrative Agent.

“FFO” shall mean net income (loss) (computed in accordance with GAAP) excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, as set forth in more detail under the definitions and interpretations thereof promulgated by the National Association of Real Estate Investment Trusts or its successor as of the Closing Date, but in any case excluding any write down due to impairment of assets.

“Financing” shall mean any transaction pursuant to which new Indebtedness is incurred and secured by a Property.

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“Fiscal Quarter” or “fiscal quarter” means any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as MAC may designate and the Administrative Agent may approve in writing.

“Fixed Charge Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended (except that, with respect to any Project that has not achieved Stabilization, EBITDA for such Project shall be calculated for the most recent fiscal quarter and annualized), to (ii) Fixed Charges for such period (except that, with respect to any Project that has not achieved Stabilization, Fixed Charges for such Project shall be calculated for the most recent fiscal quarter and annualized).

“Fixed Charges” shall mean, for any period, solely with respect to the Consolidated Entities, the sum of the amounts for such period of (i) scheduled payments of principal of Indebtedness of the Consolidated Entities (other than any Bullet Payment, including any Bullet Payment under the Interim Loan or Term Loan), (ii) the Consolidated Entities’ pro rata share of scheduled payments of principal of Indebtedness of Joint Ventures (other than any Bullet Payment) that does not otherwise constitute Indebtedness of and is not otherwise recourse to the Consolidated Entities or their assets, (iii) Interest Expense, (iv) payments of dividends in respect of Disqualified Capital Stock; and (v) to the extent not otherwise included in Interest Expense, dividends and other distributions paid during such period by the Borrower or MAC with respect to preferred stock or preferred operating units (excluding distributions on convertible preferred units of WHLP in accordance with the WHLP Partnership Agreement).  For purposes of clauses (ii) and (v), the Consolidated Entities’ pro rata share of payments by any Joint Venture shall be deemed equal to the product of (a) the payments made by such Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time; provided that for purposes of calculating the covenants set forth in Section 8.12 of the Credit Agreement, GAAP shall mean generally accepted accounting principles in the United States of America in effect as of the Closing Date.

“Good Faith Contest” means the contest of an item if (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (2) adequate reserves are established if required by, and in accordance with, GAAP with respect to the contested item, (3) during the period of such contest, the enforcement of any contested

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item is effectively stayed and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any court or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” shall mean, at any time, solely with respect to the Consolidated Entities, the sum of (without duplication):

(i) for Retail Properties that are Wholly-Owned the sum of, for each such property, (a) such property’s Property NOI for the Measuring Period, divided by (b) (1) 7.00% (expressed as a decimal), in the case of regional Retail Properties or (2) 9.00% (expressed as a decimal) in the case of Retail Properties that are not regional Retail Properties; plus

(ii) for Retail Properties that are not Wholly-Owned, the sum of, for each such property, (a) the Gross Asset Value of each such Retail Property at such time, as calculated pursuant to the foregoing clause (i), multiplied by (b) the percentage of the total outstanding Capital Stock held by Consolidated Entities in the owner of the subject Retail Property, expressed as a decimal; provided, notwithstanding anything to the contrary in this definition, so long as 100% of the Indebtedness and other liabilities of the owner of the Broadway Plaza Property reflected in the financial statements of such owner or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) is counted in the calculation of Total Liabilities pursuant to subsection (ii) of the definition of “Total Liabilities”, the Broadway Plaza Property, and the cash and Cash Equivalents and “Other GAV Assets” (as defined below) with respect thereto, shall be deemed to be Wholly-Owned and the Gross Asset Value with respect to the Broadway Plaza Property shall be calculated in accordance with clause (i) of this definition; plus

(iii) all cash and Cash Equivalents (other than, in either case, Restricted Cash) held by the Consolidated Entity at such time, and, in the case of cash and Cash Equivalents not Wholly-Owned, multiplied by a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by the Consolidated Entity holding title to such cash and Cash Equivalents; plus

(iv) all Mortgage Loans acquired for the purpose of acquiring the underlying real property, valued by the book value of each such Mortgage Loan when measured; plus

(v)(a) 100% of the Book Value of Construction-in-Process with respect to Retail Properties Under Construction that are Wholly-Owned and (b) the product of (1) 100% of the Book Value of Construction-in-Process with respect to Retail Properties Under Construction that are not Wholly-Owned multiplied by (2) a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by the Consolidated Entity holding title to such Retail Properties Under Construction; plus

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(vi) to the extent not otherwise included in the foregoing clauses, (a) the Book Value of tenant receivables, deferred charges and other assets with respect to Real Properties that are Wholly-Owned and (b) the product of (1) the Book Value of tenant receivables, deferred charges and other assets with respect to Real Properties that are not Wholly-Owned multiplied by (2) a percentage (expressed as a decimal) equal to the percentage of the total outstanding Capital Stock held by a Consolidated Entity holding title to such Real Property (collectively, “Other GAV Assets”), provided that the aggregate value of Other GAV Assets shall not exceed five percent (5%) of the aggregate Gross Asset Value of all the assets of the Consolidated Entities;

(vii) the Book Value of land and other Properties not constituting Retail Properties; plus

(viii) the Book Value of the Investment in Northpark Mall.

provided, however, that (A)(i) the determination of Gross Asset Value for any period shall not include any Retail Property (or any Property NOI relating to any Retail Property) that has been sold or otherwise disposed of at any time prior to or during such period; and (ii) any Retail Property (whether acquired before or after the Closing Date) shall be valued at Book Value for 18 months after acquisition thereof; and (B) upon the sale, conveyance, or transfer of all of a Real Property to a Person other than a Macerich Entity, the Gross Asset Value with respect to such Real Property shall no longer be considered.

“Gross Leasable Area” shall mean the total leasable square footage of buildings situated on Real Properties, excluding the square footage of any department stores.

“Guarantors” shall mean, jointly and severally (i) any Initial Guarantor and (ii) any Supplemental Guarantor.

“Guaranty” shall mean any unconditional guaranty executed by any Person in favor of DBTCA (or a successor) in its capacity as Administrative Agent for the Lenders pursuant to the terms of the Credit Agreement, in a form approved by the Administrative Agent.  “Guaranty” shall include all Subsidiary Guaranties and the REIT Guaranty.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any

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third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

“Hedging Obligations” of a Person means any and all obligations of such Person or any of its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“IMI Walleye LLC” shall mean IMI Walleye LLC, a Delaware limited liability company.

“Indebtedness” of any Person shall mean without duplication, (a) all liabilities and obligations of such Person, whether consolidated or representing the proportionate interest in any other Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, and including construction loans), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors (but specifically excluding from such exception the deferred purchase price of real property), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (in an amount equal to the lesser of the obligation so secured and the fair market value of such property), (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, or (ix) consisting of Net Hedging Obligations; or (b) all Contingent Obligations and liabilities and obligations of others of the kind described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire for cash or non-cash consideration any Capital Stock or other equity interests and (c) obligations of such Person to purchase for cash or non-cash consideration Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.  For the avoidance of doubt, Indebtedness of any water, sewer, or other improvement district that is payable from assessments or taxes on property located within such district shall not be deemed to be Indebtedness of any

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Person owning property located within such district; provided that such Person has not otherwise obligated itself in respect of the repayment of such Indebtedness.

“Indemnified Liabilities” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Person” shall have the meaning given such term in Section 11.14 of the Credit Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Financial Statements” shall have the meaning given such term in Section 6.1 of the Credit Agreement.

“Initial Guarantors” shall mean MAC, the Westcor Guarantors, the Wilmorite Guarantors and the Affiliate Guarantors who enter into Guaranties on or as of the date hereof.

“Intangible Assets” shall mean (i) all unamortized debt discount and expense, unamortized deferred charges, goodwill and other intangible assets and (ii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1994, in the Book Value of any asset owned by the Consolidated Entities.

“Interest Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended (except that, with respect to any Project that has not achieved Stabilization, EBITDA for such Project shall be calculated for the most recent fiscal quarter and annualized), to (ii) Interest Expense for such period (except that, with respect to any Project that has not achieved Stabilization, Interest Expense for such Project shall be calculated for the most recent fiscal quarter and annualized).

“Interest Expense” shall mean, for any period, solely with respect to the Consolidated Entities, the sum (without duplication) for such period of:  (i) total interest expense, whether paid or accrued, of the Consolidated Entities, including fees payable in connection with the Credit Agreement, charges in respect of letters of credit and the portion of any Capitalized Lease Obligations allocable to interest expense, including the Consolidated Entities’ share of interest expenses in Joint Ventures but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), (ii) amortization of costs related to interest rate protection contracts and rate buydowns (other than the costs associated with the interest rate buydowns completed in connection with the initial public offering of MAC), (iii) capitalized interest, provided that capitalized interest may be excluded from this clause (iii) to the extent (A) such interest is paid or reserved out of any interest reserve established under a loan facility; or (B) consists of interest imputed under GAAP in respect of ongoing construction activities, but only to the extent such interest has not actually been paid, and the amount thereof does not exceed $20,000,000, (iv) for purposes of determining Interest Expense

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as used in the Fixed Charge Coverage Ratio (both numerator and denominator) only, amortization of Capitalized Loan Fees, (v) to the extent not included in clauses (i), (ii), (iii) and (iv), any Consolidated Entities’ pro rata share of interest expense and other amounts of the type referred to in such clauses of the Joint Ventures, and (vi) interest incurred on any liability or obligation that constitutes a Contingent Obligation of any Consolidated Entity.  For purposes of clause (v), any Consolidated Entities’ pro rata share of interest expense or other amount of any Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Interest Period” shall mean:

(a)  for any Base Rate Borrowing, the period commencing on the date of such borrowing and ending on the last day of the calendar month in which made; provided, that if any Base Rate Borrowing is converted to a LIBO Rate Borrowing, the applicable Base Rate Interest Period shall end on such date; and

(b)  for any LIBO Rate Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Rate Request;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBO Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Interim Loan” shall mean the “Interim Loan” under and as defined in the New Term and Interim Loan Credit Agreement.

“Investment” shall mean, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of a Property or the assets of a business conducted by another Person, and (iii) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

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“Investment” shall not include (a) any promissory notes or other consideration paid to it or by a tenant in connection with Project leasing activities or (b) any purchase or other acquisition of Securities of, or a loan, advance or capital contribution to, MAC or any Subsidiary of MAC by MAC or any other Subsidiary of MAC.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.  Notwithstanding the foregoing, Investments shall not include any promissory notes received by a Person in connection with a Disposition.

“IRS” shall mean the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

“Issuing Lender” shall mean DBTCA, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.4(10) of the Credit Agreement.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities, Inc. and J.P. Morgan Securities Inc., in their respective capacities as joint lead arrangers and joint book runners for the credit facility evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Joint Venture” shall mean, as to any Person:  (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Notwithstanding the foregoing, a Joint Venture of MAC shall include each Person, other than a Subsidiary, in which MAC owns a direct or indirect equity interest.  Unless otherwise expressly provided, all references in the Loan Documents to a “Joint Venture” shall mean a Joint Venture of MAC.

“Lakewood Center Property” shall mean The Lakewood Center, a Retail Property located in Lakewood, California.

“LC Collateral Account” shall have the meaning given such term in Section 1.4(11) of the Credit Agreement.

“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of

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all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” shall mean each of the lenders from time to time party to the Credit Agreement, including any Assignee permitted pursuant to Section 11.8 of the Credit Agreement.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to the Credit Agreement.

“Letter of Credit Collateral” shall have the meaning given such term in Section 1.4(11) of the Credit Agreement.

“Letter of Credit Fee” shall have the meaning given such term in Section 2.11(2)(A) of the Credit Agreement.

“Letter of Credit Request” shall have the meaning given such term in Section 1.4(2) of the Credit Agreement.

“LIBO Rate” shall mean, with respect to any LIBO Rate Loan for the Interest Period applicable to such LIBO Rate Loan, the per annum rate for such Interest Period and for an amount equal to the amount of such LIBO Rate Loan shown on Dow Jones Telerate Page 3750 (or any equivalent successor page) at approximately 11:00 (London time) two Eurodollar Business Days prior to the first day of such Interest Period or if such rate is not quoted, the arithmetic average as determined by the Administrative Agent of the rates at which deposits in immediately available U.S. dollars in an amount equal to the amount of such LIBO Rate Loan having a maturity approximately equal to such Interest Period are offered to four (4) reference banks to be selected by the Administrative Agent in the London interbank market, at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“LIBO Rate Borrowing”, when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable LIBO Rate.

“LIBO Rate Loan”, when used in reference to any Loan, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable LIBO Rate.

“LIBO Reserve Percentage” shall mean with respect to an Interest Period for a LIBO Rate Loan, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments) which is imposed under Regulation D on eurocurrency liabilities.

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“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and any agreement to give any security interest.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 1.1 of the Credit Agreement.

“Loan Documents” shall mean the Credit Agreement, the Notes and each of the following (but only to the extent evidencing, guaranteeing, supporting or securing the obligations under the foregoing instruments and agreements), the REIT Guaranty, each of the Subsidiary Guaranties, any Guaranty executed by any other Guarantor, the Pledge Agreements, and each other instrument, certificate or agreement executed by the Borrower, MAC or the other Borrower Parties in connection herewith, as any of the same may be Modified from time to time.

“Loan Month” shall mean any full calendar month during the term of the Revolving Credit Facility, with the first Loan Month being August, 2004, which first Loan Month shall be deemed to include the partial month commencing on the Closing Date.

“MAC” shall have the meaning given such term in the preamble to the Credit Agreement.

“Macerich Core Entities” shall mean collectively, (i) the Consolidated Entities, and (ii) any Joint Venture in which any Consolidated Entity is a general partner or in which any Consolidated Entity owns more than 50% of the Capital Stock.

“Macerich Entities” shall mean the Borrower Parties, and all Subsidiary Entities of the Borrower Parties.  “Macerich Entity” shall mean any one of the Macerich Entities.

 “Macerich Partnership” shall have the meaning given such term in the preamble to the Credit Agreement.

“Macerich TWC Corp.” shall mean Macerich TWC II Corp., a Delaware corporation.

“Macerich TWC LLC” shall mean Macerich TWC II LLC, a Delaware limited liability company.

“Macerich Walleye LLC” shall mean Macerich Walleye LLC, a Delaware limited liability company.

“Macerich WRLP Corp.” shall mean Macerich WRLP Corp., a Delaware corporation.

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“Macerich WRLP LLC” shall mean Macerich WRLP LLC, a Delaware limited liability company.

“Macerich WRLP II Corp.” shall mean Macerich WRLP II Corp., a Delaware corporation.

“Macerich WRLP II LP” shall mean Macerich WRLP II LP, a Delaware limited partnership.

“Management Companies” shall mean (a) Macerich Property Management Company, a Delaware limited liability company, Macerich Management Company, a California corporation, Westcor Partners LLC, an Arizona limited liability company, Westcor Partners of Colorado LLC, a Colorado limited liability company, Macerich Westcor Management LLC, a Delaware limited liability company, Wilmorite Property Management, LLC, a Delaware limited liability company, and includes their respective successors, and (b) with respect to the Rochester Properties, the Rochester Manager and it successors and assigns pursuant to the Rochester Management Agreement.

“Management Contracts” shall mean any contract between any Management Company, on the one hand, and any other Macerich Entity, on the other hand, relating to the management of any Macerich Entity or any Joint Venture or any of the properties of such Person, as the same may be amended from time to time.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Master Management Agreements” shall mean Management Contracts between a Macerich Entity, as owner of a Project, and a Wholly Owned Subsidiary in the form of Exhibit [H] attached hereto (or with respect to Subsidiaries of Westcor or Subsidiaries of Wilmorite, in the form that exists as of the Closing Date) with such Modifications to such form as may be made by the Macerich Entities in their reasonable judgment so long as such Modifications are fair, reasonable, and no less favorable to the owner than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

 “Material Adverse Effect” shall mean with respect to (a) MAC and its Subsidiaries on a consolidated basis taken as a whole or (b) the Macerich Partnership and its Subsidiaries on a consolidated basis taken as a whole, any of the following (1) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any of such Persons from and after the Statement Date, (2) a material impairment of the ability of any of such Persons to otherwise perform under any Loan Document; or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against any of such Persons of any Loan Document.

“Measuring Period” shall mean the period of four consecutive fiscal quarters ended on the last day of the Fiscal Quarter most recently ended as to which operating statements with respect to a Real Property have been delivered to the Lenders.

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“Minority Interest” shall mean all of the partnership units (as defined under the Macerich Partnership’s partnership agreement) of the Macerich Partnership held by any Person other than MAC.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify”, “Modified,” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Loans” shall mean all loans owned or held by any of the Macerich Entities secured by mortgages or deeds of trust on Retail Properties.

“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Hedging Obligations” shall mean, as of any date of determination, the excess (if any) of all “unrealized losses” over all “unrealized profits” of such Person arising from Hedging Obligations as substantiated in writing by the Borrower and approved by the Administrative Agent.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedging Obligation as of the date of determination (assuming the Hedging Obligation were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Obligation as of the date of determination (assuming such Hedging Obligation were to be terminated as of that date).

“Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of the Consolidated Entities determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP, and including the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture for such period, but excluding (i) any recorded losses and gains and other extraordinary items for such period; (ii) other non-cash charges and expenses (including non-cash charges resulting from accounting changes), (iii) any gains or losses arising outside of the ordinary course of business, and (iv) any charges for minority interests in the Macerich Partnership held by Unaffiliated Partners.  For purposes hereof the Consolidated Entities’ pro rata share of the net income (or loss) of any Joint Venture shall be deemed equal to the product of (i) the income (or loss) of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

“Net Worth” means, at any date, the consolidated stockholders’ equity of the Consolidated Entities, excluding any amounts attributable to Disqualified Capital Stock.

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“New Borrowing” shall mean any new advance of funds by the Lenders to the Borrower constituting either a Base Rate Loan or a LIBO Rate Loan.

“New Term and Interim Loan Credit Agreement” shall mean that certain Credit Agreement evidencing the New Term and Interim Loan Facility, dated as of April 25, 2005, by and among the Borrower, as borrower, MAC and the other guarantors signatory thereto, the lenders signatory thereto and DBTCA, as administrative agent.

“New Term and Interim Loan Facility” shall mean that certain credit facility evidenced by the New Term and Interim Loan Credit Agreement, which provides for the funding of a term loan and an interim loan to the Borrower in the aggregate commitment amount, as of the date hereof, of $950 million.

“Non-Defaulting Lender” shall mean each and every Lender, except those Lenders that have defaulted in their respective obligations under the Credit Agreement (including, without limitation, the obligations under Section 1.4(5) and Section 1.5 of the Credit Agreement), as determined by the Administrative Agent in its sole reasonable discretion.

“Northpark Mall” shall mean Northpark Mall, a Retail Property located in Dallas, Texas.

“Note” shall mean a promissory note in the form of that attached to the Credit Agreement as Exhibit I issued by the Borrower at the request of a Lender pursuant to Section 1.8(6) of the Credit Agreement.

“NPL” shall have the meaning given such term in Section 6.15 of the Credit Agreement.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower or the other Borrower Parties to the Administrative Agent, the Issuing Lender, the other Agents and the Lenders (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“OFAC” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“Officer’s Certificate” shall mean as to any Person, a certificate executed on behalf of such Person by a Responsible Officer.

“Organizational Documents” shall mean:  (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation,

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(b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Original Closing Date” shall mean July 30, 2004.

“Original Commitment Termination Date” shall mean July 30, 2007.

“Originating Lender” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of a Governmental Authority with respect to any payment made under any Loan Document or from the execution, delivery or enforcement of any Loan Document.

“Outside L/C Maturity Date” means the date six calendar months after the Commitment Termination Date; provided that at any time prior to the extension of the Original Commitment Termination Date in accordance with the terms and conditions of Section 1.7(5) of the Credit Agreement, if the Borrower has notified the Administrative Agent in writing that it will exercise the option to extend the Original Commitment Termination Date, until the Original Commitment Termination Date, such date shall be extended to twelve calendar months after the Original Commitment Termination Date.

“Participant” shall have the meaning given such term in Section 11.8 of the Credit Agreement.

“Patriot Act” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Consolidated Entities or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

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“Permitted Encumbrances” shall mean any Liens with respect to the assets of the Borrower Parties and Macerich Core Entities consisting of the following:

(a)           Liens (other than environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b)           Statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business for amounts which, if not resolved in favor of the Borrower Parties or the Macerich Core Entities, could not result in a Material Adverse Effect;

(c)           Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d)           Other Liens, incidental to the conduct of the business of the Borrower Parties or the Macerich Core Entities, including Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, easements, encroachments, building restrictions, minor defects, irregularities in title and other similar charges or encumbrances on the use of the assets of the Borrower Parties or the Macerich Core Entities which do not interfere with the ordinary conduct of the business of the Borrower Parties or the Macerich Core Entities and that are not incurred (i) in violation of any terms and conditions of the Credit Agreement; (ii) in connection with the borrowing of money or the obtaining of advances or credit, or (iii) in a manner which could result in a Material Adverse Effect;

(e)           Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security;

(f)            Any attachment or judgment Lien not constituting an Event of Default;

(g)           Licenses (with respect to intellectual property and other property), leases or subleases granted to third parties;

(h)           any (i) interest or title of a lessor or sublessor under any lease not prohibited by the Credit Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

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(i)            Liens arising from filing UCC financing statements relating solely to leases not prohibited by the Credit Agreement;

(j)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(k)           Liens on personal property.

“Permitted Mortgages” shall mean those certain mortgages and/or deeds of trust entered into by Subsidiaries of the Borrower Parties with respect to Real Property directly owned by such Subsidiaries of the Borrower Parties to the extent such mortgages and deeds of trust are otherwise permitted under the Credit Agreement (including Section 8.1(1) of the Credit Agreement).

“Permitted WHLP Cash Distribution” shall have the meaning given such term in Section 8.4(4) of the Credit Agreement.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Consolidated Entities or any ERISA Affiliate sponsors or maintains or to which the Consolidated Entities or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Multiemployer Plan.

“Pledge Agreements” shall mean, individually or collectively, each of the Pledge Agreements dated as of even date herewith from Macerich Partnership, MAC and the other Pledgors, each in substantially the form attached to the Credit Agreement as Exhibit H, pursuant to which each of Macerich Partnership, MAC and the other Pledgors shall pledge to the Collateral Agent, for the ratable benefit of the Benefited Creditors, all of its direct and indirect ownership interest in the Guarantors (or general partners thereof, as the case may be) as further specified therein.

“Pledgors” shall mean Macerich Partnership, MAC and Macerich WRLP II Corp.

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBTCA or any successor Administrative Agent at its principal office in New York, New York as its “prime rate”.  The Prime Rate is a rate set by DBTCA as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBTCA

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may designate.  The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers.  Each change in the Prime Rate will be effective on the day the change is announced within DBTCA.

“Pro Forma Statements” shall have the meaning given such term in Section 6.1 of the Credit Agreement.

“Prohibited Person” shall have the meaning given such term in Section 6.26 of the Credit Agreement.

“Project” shall mean any shopping center, retail property, office building, mixed use property or other income producing project owned or controlled, directly or indirectly by a Macerich Entity.  “Project” shall include the redevelopment, or reconstruction of any existing Project.

“Property” shall mean, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person.  “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Property Expense” shall mean, for any Retail Property, all operating expenses relating to such Retail Property, including the following items (provided, however, that Property Expenses shall not include debt service, tenant improvement costs, leasing commissions, capital improvements, Depreciation and Amortization Expenses and any extraordinary items not considered operating expenses under GAAP):  (i) all expenses for the operation of such Retail Property, including any management fees payable under the Management Contracts and all insurance expenses, but not including any expenses incurred in connection with a sale or other capital or interim capital transaction; (ii) water charges, property taxes, sewer rents and other impositions, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure to pay an imposition timely; and (iii) the cost of routine maintenance, repairs and minor alterations, to the extent they can be expensed under GAAP.

“Property Income” shall mean, for any Retail Property, all gross revenue from the ownership and/or operation of such Retail Property (but excluding income from a sale or other capital item transaction), service fees and charges and all tenant expense reimbursement income payable with respect to such Retail Property.

“Property NOI” shall mean, for any Retail Property for any period, (i) all Property Income for such period, minus (ii) all Property Expenses for such period.

“Queens Development Project” shall mean the Real Property and improvements located at or adjacent to 90-15 Queen’s Blvd., Elmhurst, New York, commonly referred to as “Queens Development Project” and owned by Macerich Queens Limited Partnership and/or Macerich Queens Expansion, LLC.

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“Rate Request” shall mean a request for the conversion or continuation of a Base Rate Loan or LIBO Rate Loan as set forth in Section 1.6(2) of the Credit Agreement.

“Real Property” means each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Macerich Entities.

“Real Property Under Construction” shall mean Real Property for which Commencement of Construction has occurred but construction of such Real Property is not substantially complete or has not yet reached Stabilization.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“REIT” shall mean a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

“REIT Guaranty” shall mean the credit guaranty executed by MAC in favor of DBTCA (or a successor Administrative Agent), in its capacity as Administrative Agent for the benefit of the Lenders, as the same may be Modified from time to time.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Benefited Creditors” shall have the meaning given such term in the Pledge Agreements.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and Unused Commitments representing an amount not less than 66 2/3% of the sum of the total Revolving Credit Exposures and Unused Commitments at such time.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other

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Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Adjusted LIBO Rate” shall mean, with respect to any LIBO Rate Loan, the rate per annum (rounded upward, if necessary, to the next higher 1/16 of one percent) calculated as of the first day of such Interest Period in accordance with the following formula:

Reserve Adjusted LIBO Rate =        LR

1-LRP

where

LR   =  LIBO Rate

LRP =  LIBO Reserve Percentage (expressed as a decimal)

“Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer or treasurer of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, vice president, Responsible Financial Officer, general partner or managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Restricted Cash” shall mean any cash or cash equivalents held by any Person with respect to which such Person does not have unrestricted access and unrestricted right to expend such cash or expend or liquidate such permitted Investments.

“Retail Property” or “Retail Properties” means any Real Property that is a neighborhood, community or regional shopping center or mall or office building.

“Retail Property Under Construction” shall mean Retail Property for which Commencement of Construction has occurred but construction of such Retail Property is not substantially complete or has not yet reached Stabilization.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans and LC Exposure, at such time.

“Revolving Credit Facility” shall mean this amended and restated credit facility which provides for the extension of credit and the issuance of letters of credit from time to time in an aggregate amount not to exceed $[1,000,000,000], as set forth, and subject to the terms of, the Credit Agreement.

“Rochester Distribution” shall mean the distribution by WHLP of all of the membership interests in Rochester Malls LLC to limited partners of WHLP in accordance with Sections 8.7 or 8.8 of the WHLP Partnership Agreement.

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“Rochester Malls LLC” shall mean Rochester Malls LLC, a Delaware limited liability company.

“Rochester Management Agreement” shall mean the Management Contract between a Macerich Entity which is an owner of a Rochester Property and the Rochester Manager in the form of Exhibit D-2 attached hereto with such Modifications to such form as may be made by the Macerich Entities in their reasonable judgment so long as such Modifications are fair, reasonable, and no less favorable to the owner than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

“Rochester Manager” shall mean Rochester Management, Inc., a Delaware corporation.

“Rochester Properties” shall mean the Eastview Mall, Eastview Commons, Greece Ridge Center, Marketplace Mall and Pittsford Plaza properties.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Secured Indebtedness” shall mean that portion of the Total Liabilities that is, without duplication: (i) secured by a Lien (excluding, however, the Indebtedness under the Credit Agreement, the Existing Term Facility and the New Term and Interim Loan Facility); or (ii) any unsecured Indebtedness of any Subsidiary of a Borrower Party if such Subsidiary is not a Guarantor.

“Secured Indebtedness Ratio” shall mean, at any time, the ratio of (i) Secured Indebtedness to (ii) Gross Asset Value for such period.

“Secured Recourse Indebtedness” shall mean Secured Indebtedness to the extent the principal amount thereof has been guaranteed by (or is otherwise recourse to) any Borrower Party (other than a Borrower Party whose sole assets are (i) collateral for such Secured Indebtedness; or (ii) Capital Stock in another Borrower Party whose sole assets are such collateral and who otherwise meets the criteria set forth in clauses (D) through (T) in the definition of Single Purpose Entity).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Senior Managing Agents” shall mean U.S. Bank, National Association and Key Bank in their respective capacities as senior managing agents for the credit facility

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evidenced by the Credit Agreement, together with their permitted successors and assigns.

“Single Purpose Entity” shall mean shall mean a Person, other than an individual, which (A) is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in the Westcor Principal Entities or the Wilmorite Principal Entity, (B) does not engage in any business unrelated to clause (A) above, (C) has not and will not have any assets other than those related to its activities in accordance with clauses (A) and (B) above, (D) maintains its own separate books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other Person, (E) holds itself out as being a Person, separate and apart from any other Person, (F) does not and will not commingle its funds or assets with those of any other Person, (G) conducts its own business in its own name, (H) maintains separate financial statements and files its own tax returns (or if its tax returns are consolidated with those of MAC, such returns shall clearly identify such Person as a separate legal entity), (I) pays its own debts and liabilities when they become due out of its own funds, (J) observes all partnership, corporate, limited liability company or trust formalities, as applicable, and does all things necessary to preserve its existence, (K) except as expressly permitted by the Loan Documents, maintains an arm’s-length relationship with its Transactional Affiliates and shall not enter into any Contractual Obligations with any Affiliates except as permitted under the Credit Agreement, (L) pays the salaries of its own employees, if any, and maintains a sufficient number of employees in light of its contemplated business operations, (M) does not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person, except with respect to the Obligations and the “Obligations” under and as defined in the Existing Term Credit Facility and the New Term and Interim Loan Facility and as otherwise permitted under the Loan Documents, (N) does not acquire obligations of or securities issued by its partners, members or shareholders, (O) allocates fairly and reasonably shared expenses, including any overhead for shared office space, (P) uses separate stationery, invoices, and checks, (Q) does not and will not pledge its assets for the benefit of any other Person (except as permitted under the Loan Documents) or make any loans or advances to any other Person (except with respect to the obligations and the “Obligations” under and as defined in the Existing Term Credit Facility and the New Term and Interim Loan Facility), (R) does and will correct any known misunderstanding regarding its separate identity, (S) maintains adequate capital in light of its contemplated business operations, and (T) has and will have a partnership or operating agreement, certificate of incorporation or other organizational document which complies with the requirements set forth in this definition.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination:  (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they

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mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Stabilization” shall mean, with respect to any Real Property, the earlier of (i) the date on which eighty-five percent (85%) or more of the Gross Leasable Area of such Real Property has been subject to binding leases for a period of twelve (12) months or longer, or (ii) the date twenty-four (24) months after the date that substantially all portions of such Real Property are open to the public and operating in the ordinary course of business.

“Stated Amount” shall mean, with respect to any Letter of Credit, the maximum amount available to be drawn thereunder, without regard to whether any conditions to drawing could be met.

“Statement Date” shall mean December 31, 2003.

“Subsidiary” shall mean, with respect to any Person:  (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, (c) with respect to MAC, any other Person in which MAC owns, directly or indirectly, any Capital Stock and which would be combined with MAC in the consolidated financial statements of MAC in accordance with GAAP; (d) with respect to the Westcor Guarantors and the Westcor Principal Entities, any other Person in which they own, directly or indirectly, any Capital Stock and which would be combined with them in consolidated financial statements in accordance with GAAP or (e) with respect to the Wilmorite Guarantors and the Wilmorite Principal Entity, any other Person in which they own, directly or indirectly, any Capital Stock and which would be combined with them in consolidated financial statements in accordance with GAAP.

“Subsidiary Entities” shall mean a Subsidiary or Joint Venture of a Person.  Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary Entity” shall mean a Subsidiary Entity of MAC.

“Subsidiary Guaranties” shall mean each of the credit guaranties executed by each of the Westcor Guarantors, the Wilmorite Guarantors and the Affiliate Guarantors in favor of DBTCA (or a successor Administrative Agent), in its capacity as Administrative Agent for the benefit of the Lenders, as the same may be Modified from time to time.

“Supplemental Guarantor” shall have the meaning set forth in Section 4.1 of the Credit Agreement.

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“Supplemental Guaranties” shall mean a Guaranty executed by a Supplemental Guarantor pursuant to Section 4.2 of the Credit Agreement.

“Syndication Agent” shall mean JPMorgan Chase Bank, in its capacity as syndication agent for the credit facility evidenced by the Credit Agreement, together with its permitted successors and assigns.

“Tangible Net Worth” shall mean, at any time, (i) Net Worth minus (ii) Intangible Assets, plus (iii) solely for purposes of Section 8.12(1) of the Credit Agreement, any minority interest reflected in the balance sheet of MAC, but only to the extent attributable to Minority Interests, in each case at such time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Expense” shall mean (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Consolidated Entities, including the Consolidated Entity’s pro rata share of tax expenses in any Joint Venture.  For purposes of this definition, the Consolidated Entities’ pro rata share of any such tax expense of any Joint Venture shall be deemed equal to the product of (i) such tax expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by the Consolidated Entity, expressed as a decimal.

“Total Liabilities” shall mean, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the Consolidated Entities reflected in the financial statements of MAC or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation), plus (ii) all Indebtedness and other liabilities of all Joint Ventures reflected in the financial statements of such Joint Ventures or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) which are otherwise recourse to any Consolidated Entity or any of its assets or that otherwise constitutes Indebtedness of any Consolidated Entity (including any recourse obligations arising as a result of a Consolidated Entity serving as a general partner, directly or indirectly, in such Joint Ventures, unless such general partner is a corporation whose sole asset is its general partnership interest and who otherwise meets the criteria set forth in clauses (D) through (T) in the definition of Single Purpose Entity); provided that, notwithstanding this clause (ii), those certain guarantees described on Schedule G-2 to the Credit Agreement, which liabilities thereunder are recourse, directly or indirectly, to any of the Westcor Principal Entities or their Subsidiaries or the Wilmorite Principal Entity or its Subsidiaries, shall be considered an obligation governed by clause (iii) below, plus (iii) the Consolidated Entities’ pro rata share of all Indebtedness and other liabilities reflected in the financial statements of any Joint Venture or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation) not otherwise constituting Indebtedness of or recourse to any Consolidated Entity or any of its assets, plus (iv) all liabilities of the Consolidated Entities with respect to purchase and repurchase obligations, provided that any obligations to acquire fully-constructed Real Property shall not be included in Total

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Liabilities prior to the transfer of title of such Real Property.  With respect to any Real Property Under Construction as to which any Consolidated Entity has provided an outstanding and undrawn letter of credit relating to the performance and/or completion of construction at such property, the amount of Indebtedness evidenced by such letter of credit shall be included in Total Liabilities if: (a) such Indebtedness does not duplicate Indebtedness incurred in respect of such Real Property Under Construction (including any off-site improvements associated therewith); (b) such Indebtedness is required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet; and (c) to the extent such Indebtedness is not required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet, then such Indebtedness shall only be included to the extent the amount of such Indebtedness exceeds $40,000,000.  For purposes of clause (iii), the Consolidated Entities’ pro rata share of all Indebtedness and other liabilities of any Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal.

 “Transactional Affiliates” shall have the meaning given such term in Section 8.6 of the Credit Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable LIBO Rate or the Applicable Base Rate.

“UCC” shall mean the Uniform Commercial Code.

“Unaffiliated Partners” shall mean Persons who own, directly or indirectly at any tier, a beneficial interest in the Capital Stock of a Subsidiary Entity, but such Persons shall exclude:  (i) the Macerich Entities; (ii) Affiliates of Macerich Entities; (iii) Persons whose Capital Stock or beneficial interest therein is owned, directly or indirectly at any tier, by the Macerich Entities or their Affiliates.

“Unencumbered Property” shall have the meaning set forth in Section 4.2 of the Credit Agreement.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Commitments” shall mean, with respect to any Lender at any time, the difference of (i) the total amount of such Lender’s Commitment and (ii) such Lender’s Revolving Credit Exposure.

“Unused Line Fee” shall have the meaning as set forth in Section 2.11 of the Credit Agreement.

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“Usage Percentage” shall mean the ratio, expressed as a percentage, of (i) the sum of (x) the average daily outstanding amount of Loans and (y) the undrawn face amount of all outstanding Letters of Credit, to (ii) the aggregate amount of the Lenders’ Commitments during such period.

“Walleye Investment LLC” shall mean Walleye Retail Investments LLC, a Delaware limited liability company.

“Westcor” shall mean (i) the Westcor Principal Entities, (ii) the Westcor Guarantors, (iii) the Subsidiaries of the Westcor Guarantors; and (iv) any other Person the accounts of which would be consolidated with those of the Westcor Guarantors in consolidated financial statements in accordance with GAAP.  When the context so requires, “Westcor” shall mean any of the Persons described above.

“Westcor Assets” shall mean all Projects and related Property, directly or indirectly, in whole or in any part, owned or leased by Westcor.

“Westcor Guarantors” shall mean Macerich WRLP Corp., Macerich WRLP LLC, Macerich WRLP II Corp., Macerich WRLP II LP, Macerich TWC Corp. and Macerich TWC LLC.

“Westcor Principal Entities” shall mean, jointly and severally, Westcor Realty Limited Partnership and The Westcor Company II Limited Partnership.

“WHLP” shall mean Wilmorite Holdings, L.P., a Delaware limited partnership (following the Wilmorite Acquisition, Wilmorite Holdings, L.P. will change its name to MACWH, L.P.).

 “WHLP Partnership Agreement” shall mean the 2005 Amended and Restated Agreement of Limited Partnership of WHLP, between WHLP and the Borrower.

“Wholly-Owned” shall mean, with respect to any Real Property, Capital Stock, or other Property owned or leased, that (i) title to such Property is held directly by, or such Property is leased by, the Macerich Partnership, or (ii) in the case of Real Property or Capital Stock, title to such property is held by, or (in the case of Real Property) such Property is leased by, a Consolidated Entity at least 99% of the Capital Stock of which is held of record and beneficially by the Macerich Partnership (or a Person whose Capital Stock is owned 100% by Macerich Partnership) and the balance of the Capital Stock of which (if any) is held of record and beneficially by MAC (or a Person whose Capital Stock is owned 100% by MAC).  References to Property Wholly-Owned by Westcor or a Macerich Entity shall mean property 100% owned by such Person.

“Wholly-Owned Raw Land” shall mean Wholly-Owned land that is not under development and for which no development is planned to commence within twelve (12) months after the date on which it was acquired.

“Wilmorite” shall mean (i) the Wilmorite Principal Entity, (ii) the Wilmorite Guarantors, (iii) the Subsidiaries of the Wilmorite Guarantors; and (iv) any other Person

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the accounts of which would be consolidated with those of the Wilmorite Guarantors in consolidated financial statements in accordance with GAAP.  When the context so requires, “Wilmorite” shall mean any of the Persons described above.

“Wilmorite Acquisition” shall mean that certain acquisition by MAC and the Borrower of Wilmorite Properties, Inc., WHLP and their subsidiaries pursuant to the Wilmorite Merger Agreement.

“Wilmorite Assets” shall mean all Projects and related Property, directly or indirectly, in whole or in any part, owned or leased by Wilmorite.

“Wilmorite Guarantors” shall mean Macerich Walleye LLC, IMI Walleye LLC and Walleye Investments LLC; provided that on the Wilmorite Release Date, IMI Walleye LLC and Walleye Investments LLC shall cease to be the Wilmorite Guarantors.

“Wilmorite JV Investment” shall mean the acquisition by a Person that is not an Affiliate of MAC of limited liability interests of IMI Walleye LLC.

“Wilmorite Merger Agreement” shall mean an Agreement and Plan of Merger, dated as of December 22, 2004, among MAC, the Borrower, MACW, Inc., Wilmorite Properties, Inc. and WHLP.

“Wilmorite Principal Entity” shall mean WHLP.

“Wilmorite Release Date” shall have the meaning given such term in Section 4.4 of the Credit Agreement.

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Other Interpretive Provisions.

(1)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(2)           The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(3)           (i)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced;

(ii)           The term “including” is not limiting and means “including without limitation;”

(iii)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including;”

(iv)          The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible; and

(v)           The verb “exists” and its correlative noun forms, with reference to a Potential Default or an Event of Default, means that such Potential Default or Event of Default has occurred and continues uncured and unwaived.

(4)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent Modifications thereto, but only to the extent such Modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and (iii) references to any Person include its permitted successors and assigns.

(5)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

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